                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           CYTATION.COM INCORPORATED
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

             NEW YORK                             7371                            16-0961436
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                              809 AQUIDNECK AVENUE
                         MIDDLETOWN, RHODE ISLAND 02842
                                 (401) 845-8800
   (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL PLACE OF BUSINESS AND PRINCIPAL
                               EXECUTIVE OFFICES)

                                 KEVIN J. HIGH
                                   PRESIDENT
                           CYTATION.COM INCORPORATED
                              809 AQUIDNECK AVENUE
                         MIDDLETOWN, RHODE ISLAND 02842
                                 (401) 845-8800
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                            ROBERT L. BIRNBAUM, ESQ.
                            DAVID A. BROADWIN, ESQ.
                            FOLEY, HOAG & ELIOT LLP
                             ONE POST OFFICE SQUARE
                          BOSTON, MASSACHUSETTS 02109
                                 (617) 832-1000
                            ------------------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after approval.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

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
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                                                            PROPOSED MAXIMUM           PROPOSED
     TITLE OF EACH CLASS OF            AMOUNT TO BE          OFFERING PRICE       MAXIMUM AGGREGATE          AMOUNT OF
  SECURITIES TO BE REGISTERED           REGISTERED             PER SHARE            OFFERING PRICE        REGISTRATION FEE
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
Common stock, Par Value $0.001,          775,000           $6.09 per share(1)         $4,719,750             $1,312.09
  following conversion of Series
  A Convertible Preferred
  Stock.........................
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(1) This offering registers shares previously sold. The securities will be sold at their market price on the Over-the-Counter Electronic Bulletin Board when sold. Accordingly, the registration fee has been calculated in accordance with Rule 457(c) of the Securities Act. The average of the bid and asked price as of August 6, 1999 was $6.09.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A),
MAY DETERMINE.
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

PROSPECTUS
               , 1999            [LOGO TO COME]

                           CYTATION.COM INCORPORATED

                             SHARES OF COMMON STOCK

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CYTATION.COM INCORPORATED:

- We offer two proprietary internet based services:

  ROLLCALL(TM), an online enterprise learning solution designed to capture, deploy and manage knowledge more effectively, and

  COLLEGELINK(R), a computer-based college application program

- Cytation.com Incorporated
  809 Aquidneck Avenue
  Middletown, Rhode Island 02842
  (401) 845-8800
THE OFFERING:

- We are registering a total of 775,000 shares of our common stock to be sold for the account of certain of our shareholders.

- There will be no proceeds to us from this offering.

- Our stock is quoted over the Over-the-Counter Electronic Bulletin Board under the stock symbol "CYTA."

- We are subject to the reporting requirement of Section 13(a) and 15(d) of the Securities Exchange Act of 1934. We are current in the filing of all reports with the Securities and Exchange Commission.

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

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NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS
PROSPECTUS IS TRUTHFUL OR COMPLETE. NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY..........................................    3
RISK FACTORS................................................    7
USE OF PROCEEDS.............................................   14
PRICE RANGE OF COMMON STOCK.................................   14
DIVIDEND POLICY.............................................   14
CAPITALIZATION..............................................   15
SELECTED FINANCIAL DATA.....................................   16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   17
BUSINESS....................................................   22
MANAGEMENT..................................................   31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   37
PRINCIPAL SHAREHOLDERS......................................   38
DESCRIPTION OF CAPITAL STOCK................................   39
SELLING SHAREHOLDERS........................................   44
PLAN OF DISTRIBUTION........................................   44
VALIDITY OF THE SHARES......................................   45
EXPERTS.....................................................   45
WHERE YOU CAN FIND ADDITIONAL INFORMATION...................   45
INDEX TO FINANCIAL STATEMENTS...............................  F-1

                               PROSPECTUS SUMMARY

     The information below is only a summary of more detailed information included in other sections of this prospectus. This summary may not contain all the information that is important to you or that you should consider before buying shares in the offering. The other information is important, so please read this entire prospectus carefully. The information on our Web site is not a part of this prospectus.

CYTATION.COM

     Cytation.com offers two proprietary internet-based services: ROLLCALL, and COLLEGELINK. RollCall is an online, browser-based, enterprise-wide training management operating system. CollegeLink is a computer-based college application program. We market and sell Roll Call through our subsidiary, Cytation Corporation, and we operate CollegeLink through our subsidiary, CollegeLink.com Incorporated.

ROLLCALL

     RollCall is a proprietary service that enables "students" -- whether traditional students or employees, vendors and customers -- to take courses over the Internet or on intranets, anywhere, anytime and at any pace.

     RollCall is a "turnkey" service, which means that we host and administer it on our own servers rather than simply selling it as a software product. We believe this allows organizations to deploy and manage online learning solutions more easily and faster than would be possible if we offered a more traditional product to be installed on client servers and administered by clients. Our potential and existing customers include corporations with distributed workforces, government agencies, colleges and universities and professional trainers.

     We think there is a growing market for our online course and training products. It has been reported that 80% of the Fortune 1000 companies are currently investigating web-based course delivery strategies, and web-based delivery products and services are forecast by third parties to grow at an annual compound rate of approximately 94 percent. RollCall is already fully functional and is being used by corporations in the New England area. We are ramping up our sales and marketing staff to take advantage of the growing market.

COLLEGELINK

     Over the past seven years, CollegeLink.com (and its predecessor) has developed relationships with nearly 1,000 colleges and universities which permits us to process college applications electronically. CollegeLink co-markets with The College Board. We think we have developed broad market awareness and acceptance of our CollegeLink admission application method. We plan to leverage these assets into a profitable business with three components:

     - E-commerce transactions. At our web site, "collegelink.com," students conduct transactions at all points in the college admissions lifecycle. They can apply to multiple colleges simultaneously (filling in the information required by all of the institutions only once), pay application fees, fill out financial aid applications, pay loan placement fees, and even perform sophisticated college searches and take virtual campus tours.

     - Database. Through the e-commerce transactions mentioned above, we build a database of information on college-bound students, their backgrounds and their preferences. We then utilize this information commercially for a variety of college marketing programs and student market sponsorship opportunities. For example, we intend to enter agreements with companies such as banks, automobile companies, and clothing suppliers, among others, that are seeking to establish relationships with individuals that are entering the mainstream as consumers. We expect these agreements to result in significant revenues.

     - Internet Hub. We expect collegelink.com to become a primary web site for college-bound students, attracting Internet commerce to the site and generating additional revenues from a broad variety of advertising arrangements, company affiliations and syndication programs.

RECENT DEVELOPMENTS

     On August 10, 1999, we acquired through merger ECI, Inc., an innovator of electronic college applications and a supplier of products and services to college-bound students and the academic institutions which they attend. After the merger, ECI, Inc. was renamed CollegeLink.com Incorporated. It now operates as our subsidiary.

OFFICES

     Our executive office is located at 809 Aquidneck Avenue, Middletown, Rhode Island, 02842, tel. (401) 845-8800; fax. 401-845-8816; www.Cytation.com.

                         SUMMARY FINANCIAL INFORMATION

                        THREE AND NINE MONTHS OPERATIONS
                                 MARCH 31, 1999
                                  (UNAUDITED)

                               3 MONTHS ENDING MARCH 31,    9 MONTHS ENDING MARCH 31,
                               -------------------------    -------------------------
                                  1999          1998           1999          1998
                               ----------    -----------    ----------    -----------
NET REVENUES:
  Roll Call -- Online
     Training................  $  69,710     $       --     $ 123,184     $       --
  Web site origination.......      2,300        334,698        51,788        597,483
  Web site hosting...........     63,177         54,470       179,609        161,673
  Other revenues.............     16,583         55,383       118,223        181,976
                               ---------     ----------     ---------     ----------
                                 151,770        444,551       472,804        941,132
                               ---------     ----------     ---------     ----------
EXPENSES:
  Payroll and related
     benefits and taxes......    233,888        223,421       448,280        724,704
  Depreciation and
     amortization............     25,168         20,423        78,144         61,269
  Advertising................     24,458          3,525        26,252         10,371
  Interest...................      2,107          2,409         6,315          6,584
  Other expenses.............    199,601        146,050       390,600        535,045
                               ---------     ----------     ---------     ----------
                                 485,222        395,828       949,591      1,337,973
                               ---------     ----------     ---------     ----------
NET GAIN (LOSS)..............  $(333,452)    $   48,723     $(476,787)    $ (396,841)
                               =========     ==========     =========     ==========
NET GAIN (LOSS) PER SHARE....  $   (0.05)    $     0.01     $   (0.09)    $    (0.11)
                               =========     ==========     =========     ==========
WEIGHTED AVERAGE NUMBER OF
  SHARES USED IN
  COMPUTATION................  7,415,727      3,482,556     5,519,463      3,482,556
                               =========     ==========     =========     ==========

                                 BALANCE SHEET

                                                              MARCH 31, 1999
                                                              --------------
                                                               (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash......................................................   $    40,670
  Accounts receivable, net..................................       107,217
  Prepaid expenses and other assets.........................        18,199
                                                               -----------
  TOTAL CURRENT ASSETS......................................       166,086
FURNITURE AND EQUIPMENT, net of accumulated depreciation....       134,638
SOFTWARE DEVELOPMENT, net of accumulated amortization.......       220,442
OTHER ASSETS -- Investment at equity........................           233
                                                               -----------
                                                               $   521,399
                                                               ===========
LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable..........................................   $    70,953
  Accrued payroll -- officers...............................       118,896
  Accrued expenses..........................................         5,695
  Note payable shareholder..................................        55,000
  Note payable other........................................       370,000
  Current portion of long term debt.........................       300,000
                                                               -----------
     TOTAL CURRENT LIABILITIES..............................       920,544
CAPITAL LEASE OBLIGATION....................................            --
SHAREHOLDERS' DEFICIT:
  Common shares, $.001 par value, authorized 100,000,000
     shares, issued and outstanding 8085099 shares..........         8,085
  Additional paid-in capital................................     1,807,501
  Treasury stock, 15,800 shares at cost.....................       (79,075)
  (Deficit).................................................    (2,135,656)
                                                               -----------
     TOTAL SHAREHOLDERS' DEFICIT............................      (399,145)
                                                               -----------
                                                               $   521,399
                                                               ===========

                                  RISK FACTORS

     Any investment in our common stock involves a high degree of risk. You should consider carefully the following information, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following events actually occurs, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common stock could decline, and you could lose all or part of your investment in our common stock.

     Except for historical information, the discussion in this registration statement contains forward-looking statements that involve risks and uncertainties. These statements may refer to the Company's future plans, objectives, expectations and intentions. These statements may be identified by the use of the words such as "expect," "anticipate," "believe," "intend," "plan" and similar expressions. The Company's actual results could differ materially from those anticipated in such forward-looking statements. Factors that could contribute to these differences include, but are not limited to, the risks below.

RISKS RELATED TO OUR BUSINESS GENERALLY

OUR ROLLCALL AND COLLEGELINK BUSINESSES HAVE EXISTED FOR ONLY A SHORT PERIOD OF TIME.

     Our predecessor entities commenced each of our two major lines of business -- RollCall and CollegeLink -- relatively recently. Our predecessor Cytation Corporation (formerly Web Services International, Inc.) began the RollCall business in December 1977, and our predecessor ECI, Inc. began the CollegeLink business in 1990. To date, our predecessor has sold CollegeLink only as a traditional software product while we plan to convert the business to an internet service. Accordingly, you can evaluate each of these businesses, and therefore our future prospects, based only on a limited operating history, and, with respect to the CollegeLink internet business, hardly any operating history at all. In addition, you must consider our prospects in light of the risks and uncertainties encountered by companies in an early stage of development in new and rapidly evolving markets.

WE HAVE NEVER BEEN PROFITABLE AND MAY NOT BE PROFITABLE IN THE FUTURE.

     Each of our predecessor corporations has incurred substantial losses in every fiscal period since inception. Since our mergers with each of these predecessors, we have continued to incur losses in both the CollegeLink and RollCall business areas. We expect to continue to lose money for the foreseeable future, and we cannot be certain when we will become profitable, if at all. Failure to achieve and maintain profitability may adversely affect the market price of our common stock.

WE ARE DEPENDENT UPON CERTAIN KEY PERSONNEL.

     Our future success depends in large on the skills, experience and efforts of our key marketing and management personnel. The loss of the continued services of any of these individuals could have a material adverse effect on our business.

WE MUST HIRE AND RETAIN SKILLED PERSONNEL IN A TIGHT LABOR MARKET.

     Qualified personnel are in great demand throughout the software and internet start-up industries. Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled sales and marketing personnel, web designers, software engineers and other senior personnel. Our failure to attract and retain the highly trained technical personnel that are integral to our direct sales, product development, service and support teams may limit the rate at which we can generate sales and develop new products and services or product and service enhancements. This could have a material adverse effect on our business, operating results and financial condition.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY TECHNOLOGY.

     Our success depends to a significant degree upon the protection of our proprietary technology. The unauthorized reproduction or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it. This could have a material adverse effect on our business, operating results and financial condition.

     Although we have taken steps to protect our proprietary technology, they may be inadequate. We do not know whether we will be able to defend our proprietary rights because the validity, enforceability and scope of protection of proprietary rights in Internet-related industries are uncertain and still evolving. Moreover, the laws of some foreign countries are uncertain and may not protect intellectual property rights to the same extent as the laws of the United States.

     If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

OTHER COMPANIES MAY CLAIM THAT WE INFRINGE THEIR PROPRIETARY TECHNOLOGY.

     Although we attempt to avoid infringing known proprietary rights of third parties, we are subject to the risk of claims alleging infringement of third party proprietary rights. If we were to discover that any of our products violated third party proprietary rights, there can be no assurance that we would be able to obtain licenses on commercially reasonable terms to continue offering the product without substantial reengineering or that any effort to undertake such reengineering would be successful. We do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

     Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. Any of these events could have a material adverse effect on our business, operating results and financial condition.

WE MAY BE UNABLE TO MEET OUR CAPITAL REQUIREMENTS.

     If our capital is insufficient to conduct our business and if we are unable to obtain needed financing, we will be unable to promote our products and services, engage in and exploit potential business opportunities and otherwise maintain our competitive position. Since we intend to grow our business rapidly, it is likely that we will require additional capital. We have not thoroughly investigated whether this capital would be available, who would provide it, and on what terms. If we are unable to raise the capital required to fund our growth, on acceptable terms, our business may be seriously harmed.

WE MAY HAVE DIFFICULTY INTEGRATING THE BUSINESS OF ECI.

     On August 10, 1999, we acquired ECI, Inc. ("ECI"). Pursuant to the acquisition, ECI became our wholly-owned subsidiary. We continue to operate it as a subsidiary, now renamed CollegeLink.com. CollegeLink.com is based in Clinton, Massachusetts and has ten employees. CollegeLink.com is scheduled to move to Middletown, RI by September 1, 1999. CollegeLink provides an internet-based solution for every phase of the college application and admissions process. There can be no assurance that we will be able to absorb and effectively manage the foregoing acquisition. There can be no assurance that we will be able to develop, market and sell the CollegeLink products and services successfully. The difficulty and management distraction inherent in integrating the acquired business, the substantial charges expected to be incurred in connection with such acquisition, including costs of integrating the business and transaction expenses arising from the acquisition, the risks of entering markets in which we have no or limited direct prior experience, the potential loss of key employees of the acquired company and the risk that the benefits sought in the acquisition will not be fully achieved, could have a material adverse effect on our business, operating results and financial condition.

IF EITHER OF OUR ONLINE SERVERS BECAME UNAVAILABLE, WE COULD LOSE CUSTOMERS.

     We could lose existing or potential customers for either our RollCall business or our online CollegeLink business if they do not have ready access to our online server, or if our online server and computer systems do not perform reliably and to our customers' satisfaction. Network interruptions or other computer system shortcomings, such as inadequate capacity, could reduce customer satisfaction with our services or prevent customers from accessing our services and seriously damage our reputation.

     As the number of enterprise customers and individual users per enterprise customer of RollCall increases, and as the number of students and universities using CollegeLink online increases, we will need to expand and upgrade the technology underlying our on line training services and CollegeLink services. We may be unable to predict accurately changes in the volume of traffic and therefore may be unable to expand and upgrade our systems and infrastructure in time to avoid system interruptions.

     All of our computer and communications equipment is located in Middletown, RI. This equipment is vulnerable to interruption or damage from fire, flood, power loss, telecommunications failure and earthquake. Some of the components of our computer and communication systems do not have immediate automatic backup equipment. The failure of any of these components could result in down time for our server and could seriously harm our business. Our property damage and business interruption insurance may not protect us from any loss that we may suffer.

     Our computer and communications systems are also vulnerable to computer viruses, physical or electronic break-in and other disruptions. These problems could lead to interruptions, delays, loss of data or the ineffective operation of our server. Any of these outcomes could seriously harm our business.

WE COULD LOSE REVENUE AND INCUR SIGNIFICANT COSTS IF OUR SYSTEMS OR MATERIAL THIRD-PARTY SYSTEMS ARE NOT YEAR 2000 COMPLIANT.

     Many currently installed computer systems and software products accept only two digits to identify the year in any date. Thus, the year 2000 will appear as "00," which a system or software might consider to be the year 1900 rather than the year 2000. This error could result in system failures, delays or miscalculations that disrupt our operations. The failure of our internal systems, or any material third-party systems, to be year 2000 compliant could result in significant liabilities and could seriously harm our business.

     We have conducted a review of our business systems, including our computer systems. We have taken steps to remedy potential problems, but have not yet developed a comprehensive year 2000 contingency plan. There can be no assurance that we will identify all year 2000 problems in our computer systems before they occur or that we will be able to remedy any problems that are discovered.

     We have also queried many of our customers, vendors and resellers as to their progress in identifying and addressing problems that their computer systems may face in correctly interrelating and processing date information as the year 2000 approaches and is reached. We have received responses from several of these parties, but there can be no assurance that we will identify all such year 2000 problems in the computer systems of our customers, vendors or resellers before they occur or that we will be able to remedy any problems that are discovered.

     Our efforts to identify and address year 2000 problems, and the expenses we may incur as a result of such problems, could have a material adverse effect on our business, financial condition and results of operations. The estimated cost of our year 2000 efforts was $10,000 to $15,000 over 1998 and 1999, but there can be no assurance that these costs will not be significantly higher.

     In addition, the revenue stream and financial stability of existing customers may be adversely impacted by year 2000 problems, which could cause fluctuations in our revenue. If we fail to identify and remedy year 2000 problems, we could also be at a competitive disadvantage relative to companies that have corrected such problems. It is also possible that concerns over year 2000 problems could cause potential customers for our products and services to lose confidence in computer-based solutions to their training and college applications needs. Any of these outcomes could have significant adverse effects on our business, financial condition and results of operations.

RISKS RELATED TO OUR ROLLCALL BUSINESS

THE DEVELOPMENT OF A MARKET FOR OUR PRODUCTS IS UNCERTAIN.

     If the market for online training services does not grow at a significant rate, our business, operating results and financial condition will be materially adversely affected. Use of the internet to provide enterprise training is a fairly new concept. Future demand for recently introduced technologies is highly uncertain, and we can therefore not be sure that our RollCall business will grow as we expect.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY THE DEVELOPMENT OF COMPETITION FOR ON LINE TRAINING SERVICES.

     At this time, we are in a new competitive market with no strong brand name companies. We know of no other companies which provide similar online training services principally as a service. However, as the size of the potential web-based training market increases, it is likely that competition will develop in the future. There can be no assurance that our business will not be adversely affected by the development of such competition. If such competition does develop and we are unable to promote and maintain the RollCall brand, our business, operating results and financial condition could be materially adversely affected. To promote the RollCall brand, we may find it necessary to increase our marketing budget or otherwise increase our financial commitment to creating and maintaining brand awareness among potential customers.

WE DEPEND ON A SMALL NUMBER OF MAJOR CUSTOMERS.

     There are currently eight enterprises using our RollCall service. We do not know if these customers will continue to make the same use of our services in future years or that such relationships will continue in the future. The loss of a significant amount of business from any of these customers would have a material adverse effect on our business. Our failure to sell the RollCall service to a significant number of additional customers would also have a material adverse effect on our business.

RISKS RELATED TO OUR COLLEGELINK BUSINESS

WE FACE COMPETITION FROM COMPANIES OPERATING BUSINESSES SIMILAR TO OURS.

     We face direct competitions from at least three sources -- Apply, CollegeEdge and CollegeNet. Apply, owned by The Princeton Review, provides a CD-based college application product to students, primarily through a high school distribution scheme. CollegeEdge and CollegeNet are Internet companies which allow students to complete and submit college applications electronically. It is possible that additional competitors will enter the market with competing products in the future. Increased competition could result in pricing pressures, reduced margins or the failure of our products to achieve or maintain market acceptance. If we cannot compete effectively with current or future competitors, our business, operating results and financial condition could be materially adversely affected.

STUDENTS MAY FEEL UNEASY ABOUT USING COLLEGELINK.

     College-bound students may not feel comfortable using our products. Students may feel that applications submitted electronically will not receive the same treatment as traditional applications, they may feel insecure about relying on an intermediary for submitting applications, or they may be unwilling to pay the additional fees we charge for processing applications. Any of these insecurities could inhibit development of a market for CollegeLink adversely affecting our results of operations.

UNIVERSITIES MAY BE UNWILLING TO DESIGNATE COLLEGELINK AS A PREFERRED OR EVEN AN ACCEPTABLE ONLINE FILING SERVICE.

     The various colleges and universities may not wish to establish a special relationship with any online application service. They may not wish to designate any one service as a preferred source. They may not be willing to accept online filing from any service. Any of these developments could have a material adverse affect on our results of operations.

SEASONABLE FACTORS MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

     Because the college application process occurs in the fall, winter, and early spring, revenue from our CollegeLink products and services has historically been much lower during the late spring and summer months, and we expect this trend to continue. This seasonality of our business may cause our revenue and operating results to fluctuate, and we may not be able to generate sufficient revenue in certain quarters to offset expenses.

RISKS RELATED TO OUR INDUSTRY

THE INTERNET MAY NOT REMAIN A VIABLE COMMERCIAL MARKET.

     Our ability to generate revenues is substantially dependent upon continued growth in the use of the Internet and the infrastructure for providing Internet access and carrying Internet traffic. We don't know if the necessary infrastructure or complementary products will be developed or that the Internet will prove to be a viable commercial marketplace. To the extent that the Internet continues to experience significant growth in the level of use and the number of users, there can be no assurance that the infrastructure will continue to be able to support the demands placed upon it by such potential growth. In addition, delays in the development or adoption of new standards or protocols required to handle levels of Internet activity, or increased governmental regulation may restrict the growth of the Internet. If the necessary infrastructure or complementary products and services are not developed or if the Internet does not become a viable commercial marketplace, the business, operating results and financial condition of the Company would be materially adversely affected.

OUR BUSINESS MAY BE HARMED BY THE SECURITY RISKS RELATED TO INTERNET COMMERCE.

     A significant barrier to on line education and training, and to submission of personal data in college applications over the internet is the secure transmission of confidential information over public networks. Internet companies rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other developments will not result in a compromise or breach of the algorithms used by companies to protect consumer's transaction data. If any such compromise of this security were to occur, it could have a material adverse effect on our potential clients, business, prospects, financial condition and results of operations. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches.

     Concerns over the security of transactions conducted on the Internet and the privacy of users may also hinder the growth of on line services generally. To the extent that our activities or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, or personal data information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. We cannot be sure that our security measures will not prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on our business.

RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF OUR STOCK

OUR EXISTING SHAREHOLDERS WILL EXERCISE SIGNIFICANT CONTROL.

     Our principal shareholders, officers and directors beneficially own approximately forty-five percent (45%) of our common stock. As a result, they may have the ability to control and direct our affairs and business. Such concentration of ownership may also have the effect of delaying, deferring or preventing change in control.

ISSUANCE OF PREFERRED STOCK MAY ADVERSELY AFFECT HOLDERS OF COMMON STOCK OR DELAY OR PREVENT CORPORATE TAKE-OVER.

     Our Articles of Incorporation provide that preferred stock may be issued by the Company from time to time in one or more series. Our Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of preferred stock and the designation of any such shares, without any vote or action by our shareholders. The Board of Directors may authorize and issue preferred stock with voting power or other rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control, because the terms of preferred stock that might be issued could potentially prohibit the consummation of any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the preferred stock.

THERE HAS BEEN LITTLE PREVIOUS TRADING MARKET FOR OUR STOCK, AND IF SUCH A MARKET DOES DEVELOP, OUR STOCK PRICE COULD POTENTIALLY BE VOLATILE.

     There has been little public market for the common stock, and there can be no assurance that an active trading market will develop or be sustained. At a future date, provided a public market for the stock does develop, the market price of the shares of common stock is likely to be highly volatile and may be significantly affected by factors such as fluctuations in our operating results, announcements of technological innovations or new products and/or services by us or our competitors, governmental regulatory action, developments with respect to patents or proprietary rights and general market conditions.

FUTURE SALES OF COMMON STOCK BY OUR EXISTING SHAREHOLDERS COULD CAUSE OUR STOCK PRICE TO FALL.

     The market price of our common stock could decline as a result of sales by our existing shareholders of shares of common stock in the market after this offering, or by the perception that these sales could occur. Such sales could also make it more difficult for us to sell equity securities at a time and at a price that we deem appropriate. Even without subsequent registration, these sales could occur pursuant to Rule 144 of the Securities Act of 1933, which permits sales of unregistered, or "restricted" securities under certain circumstances.

                                USE OF PROCEEDS

     The Company will not realize any proceeds from this offering.

                          PRICE RANGE OF COMMON STOCK

     The Common Shares are traded on the Over-the-Counter Electronic Bulletin Board under the stock symbol "CYTA." The following table sets forth for the periods indicated the high and low bid prices per Common Share as reported on the Over-the-Counter Electronic Bulletin Board. In each of the quarters ended between July 1, 1996 and December 31, 1998, such high and low bid prices were $0.

QUARTER ENDED                                   HIGH      LOW
-------------                                  ------    ------
March 31, 1999...............................  $7.625    $5.375
June 30, 1999................................  $ 9.91    $6.125

     The last reported sale price of the common stock on Over-the-Counter Electronic Bulletin Board on August 6, 1999 was $6.09 per share. The number of shareholders of record on June 30, 1999 was 1,794.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common stock. The Company currently anticipates that it will retain all future earnings for the expansion and operation of its business, and does not anticipate paying cash dividends in the foreseeable future. The Board of Directors of the Company will review this policy from time to time having regard to the Company's financing requirements, its financial condition and other factors considered relevant.

                                 CAPITALIZATION

     The following is the capitalization of the Company as of June 30, 1999.

                                                                      AMOUNT TO BE
                                      AMOUNT        AMOUNT          OUTSTANDING UPON
TITLE OF CLASS                      AUTHORIZED    OUTSTANDING   ISSUANCE OF ALL SHARES(1)
--------------                      -----------   -----------   -------------------------
Common Stock $.001 par value......  100,000,000    9,787,585           10,562,585
Convertible Preferred Stock Series
  A $.01 par value................   10,000,000      775,000                    0

---------------
(1) Does not reflect the issuance of 659,005 shares of common stock and 279,771 shares of Series B Convertible Preferred Stock on August 10, 1999.

                            SELECTED FINANCIAL DATA

                                                                   NINE MONTHS ENDED
                                      YEAR ENDED JUNE 30,              MARCH 31,
                                    ------------------------    -----------------------
                                     1997(1)       1998(1)       1998(1)        1999
                                    ----------    ----------    ----------    ---------
Statement of Operating Data
  Revenues:
  Roll Call development...........  $       --    $  500,000    $             $ 123,184
  Web site origination............                                 597,483       51,788
  Web site hosting................      82,971       210,700       161,673      179,609
  Other revenues..................     376,754       533,183       181,976      118,223
                                    ----------    ----------    ----------    ---------
  Total revenues..................     459,725     1,243,883       941,132      472,804
                                    ==========    ==========    ==========    =========
Operating Expenses:
  Payroll and related benefits....     589,356     1,018,786       724,704      448,280
  Depreciation and amortization...      66,949        93,554        61,269       78,144
  Advertising.....................     127,155        13,268        10,371       26,252
  Other selling general and
     administrative expenses......     564,764       742,023       535,045      390,600
                                    ----------    ----------    ----------    ---------
  Total operating expenses........   1,348,224     1,867,631     1,331,389      943,276
                                    ==========    ==========    ==========    =========
Operating loss....................    (888,499)     (623,748)     (390,257)    (470,472)
Other income (expenses):
  Interest expense................                    (6,584)       (6,584)      (6,315)
                                    ----------    ----------    ----------    ---------
Net loss..........................  $ (888,499)   $ (630,332)   $ (396,841)   $(476,787)
                                    ==========    ==========    ==========    =========

                                                              JUNE 30,    MARCH 31,
                                                              1998(1)       1999
                                                              --------    ---------
Balance Sheet Data:
  Working capital (deficit).................................  (289,577)   (754,458)
  Total Assets..............................................   358,189     521,399
  Long-term debt............................................     9,580          --
  Shareholders' (deficit)...................................   (69,321)   (399,145)

-------------------------

(1) Data provided is for predecessor entity.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion of the Company's financial condition and results of operations together with the financial statements, the notes to those statements and the other information in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see "Risk Factors."

                             RESULTS OF OPERATIONS

                        THREE AND NINE MONTHS OPERATIONS
                                 MARCH 31, 1999
                                  (UNAUDITED)

                                 3 MONTHS ENDING MARCH 31,   9 MONTHS ENDING MARCH 31,
                                 -------------------------   -------------------------
                                    1999          1998          1999          1998
                                 -----------   -----------   -----------   -----------
NET REVENUES:
  Roll Call -- Online
     Training..................  $   69,710    $       --    $  123,184    $       --
  Web site origination.........       2,300       334,698        51,788       597,483
  Web site hosting.............      63,177        54,470       179,609       161,673
  Other revenues...............      16,583        55,383       118,223       181,976
                                 ----------    ----------    ----------    ----------
                                    151,770       444,551       472,804       941,132
                                 ----------    ----------    ----------    ----------

EXPENSES:
  Payroll and related benefits
     and taxes.................     233,888       223,421       448,280       724,704
  Depreciation and
     amortization..............      25,168        20,423        78,144        61,269
  Advertising..................      24,458         3,525        26,252        10,371
  Interest.....................       2,107         2,409         6,315         6,584
  Other expenses...............     199,601       146,050       390,600       535,045
                                 ----------    ----------    ----------    ----------
                                    485,222       395,828       949,591     1,337,973
                                 ----------    ----------    ----------    ----------
NET GAIN (LOSS)................  $ (333,452)   $   48,723    $ (476,787)   $ (396,841)
                                 ==========    ==========    ==========    ==========
NET GAIN (LOSS) PER SHARE......  $    (0.05)   $     0.01    $    (0.09)   $    (0.11)
                                 ==========    ==========    ==========    ==========
WEIGHTED AVERAGE NUMBER OF
  SHARES USED IN COMPUTATION...   7,415,727     3,482,556     5,519,463     3,482,556
                                 ==========    ==========    ==========    ==========

       COMPARISON OF THREE MONTHS ENDED MARCH 31, 1998 AND MARCH 31, 1999

REVENUE

     The business focus of the Company has shifted significantly in the past 12 months. One year ago, the principal business of the Company was the hosting and development of Web content, which accounted for substantially all the Company's revenue. While the Company maintains Web hosting services for certain clients, in the first quarter of 1999, the majority of its income came from the online training services provided principally through RollCall.

     This shift in revenue source is reflected in the following table, which sets forth certain statement of operations data as a percentage of total revenues for the periods indicated.

                                                                THREE MONTHS
                                                              ENDED MARCH 31,
                                                              ----------------
                                                              1999       1998
                                                              -----      -----
REVENUES:
  Online Training...........................................    50%         0%
  Web Hosting...............................................    45%        12%
  Subscriber Access.........................................    11%         4%
  Website Origination.......................................     2%        76%
  Other.....................................................     1%         9%
Returns.....................................................    -9%        -1%
                                                               ---        ---
                                                               100%       100%
                                                               ===        ===

     The Company expects that a substantially greater portion of its future revenue will be from online training services as its product matures and its marketing efforts intensify.

     The majority of the Company's revenues related to its online training services has come from RollCall Version 1, which has been operational since mid-1998. RollCall Version 2 is under active development, with design input from the Company's existing customers.

     The Company presently has in place contracts worth approximately $200,000 in revenue over the next 12 months for its RollCall services. The Company is also in ongoing negotiations to sell its services to numerous other companies, many of which could lead to additional revenues.

OPERATING EXPENSES

     Operating expenditures for the quarter ended March 31, 1999 were 24% higher than the same quarter one year ago. This change is also attributable to the Company's shift in principal business focus during the year. A significant amount of increased cost was related to software development of the new RollCall product. A sustained development level is expected to continue as the Company implements RollCall Version 2 and develops follow-on products and services. Expenses related to the legal and professional services required to complete the merger of Cytation Corporation and Stylex Homes accounted for an additional portion of the increase in operating expenses in the first quarter of 1999.

     Payroll expenses for the first quarter of 1999 were 5% higher than the same quarter one year previously. For the quarter ending March 31, 1999, the staff size was comparable to the size of the Company a year ago, although the mix of skills and specialties has changed somewhat as the business focus changed.

     As part of the increased level of effort, the Company hired a Vice President of Business Development, four sales representatives and several additional software developers during the first quarter of 1999. As of March 31, 1999, the Company employed 23 staff members.

                            DISCONTINUED OPERATIONS

     In April 1997 the Company sold the assets related to its internet service provider (ISP) business. Final revenue from that sale was received in November 1998. In early 1998, the Company discontinued its Web site development business. During the quarter recently completed, the Company did not receive any revenue from Web site development or operations as an ISP, nor did the Company have any expenses associated with those former components of its business. No future operations as an ISP or Web site developer are contemplated.

                         PROJECTED REVENUE AND EXPENSES

     As a result of the Company's merger with ECI, Inc. ("ECI"), the total number of persons employed by the Company increased by nine. In addition, staff size is expected to grow in the near term to enhance the sales effort for the Company's services and to intensify the software development process. As a result of the increase in the number of employees of the Company, salary expense is expected to increase substantially in the future.

                        LIQUIDITY AND CAPITAL RESOURCES

     The Company's predecessor, Cytation Corporation, funded operations primarily through cash from operations and equity and debt investment.

PREFERRED STOCK

     The Company received $3,100,000 through the sale of preferred stock to Provident Life and Accident Insurance Company and one other investor. The Purchase Agreement with Provident Life and Accident Insurance Company was signed April 2, 1999, and the transaction closed shortly thereafter. A description of this transaction is incorporated herein by reference and set forth in Item 5, Other Information, of Form 8-K, filed on April 27, 1999 with the Securities and Exchange Commission.

DEBT FINANCING

     The Company received $370,000 from debt instrument financing during the quarter ended March 31, 1999. This debt financing was repaid with the proceeds of the sale of preferred stock described above.

ECI MERGER

     In connection with its acquisition of ECI, the Company issued to the holders of the common stock of ECI a total of 550,809 shares of its Common Stock and 234,771 shares of its Series B Convertible Preferred Stock. These shares of common stock and the shares of common stock underlying this preferred stock have registration rights as further described below under "Description of Capital Stock".

POTENTIAL SECONDARY OFFERING OF COMMON STOCK

     The Company is considering the sale of equity in connection with a secondary public offering prior to the end of 1999. The Company has not received any commitment for such an offering, and no assurance can be provided that the Company will receive any such commitment, or that any such offering, if undertaken, will be successful.

SUFFICIENCY OF CASH FLOWS

     The Company believes that current cash balances and any cash generated from operations and from available debt or equity financing will be sufficient to meet its cash needs for working capital and capital expenditures for at least the next twelve months. Thereafter, if cash generated from operations is insufficient to satisfy the Company's liquidity requirements, management may seek to sell additional equity or obtain credit facilities. The sale of additional equity could result in additional dilution to the Company's shareholders. A portion of the Company's cash may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, the Company evaluates potential acquisitions of such businesses, products or technologies.

                              YEAR 2000 COMPLIANCE

     It is possible that the Company's currently installed computer systems, software products or other business systems, or those of the Company's customers, vendors or resellers, working either alone or in conjunction with other software or systems, will not accept input of, store, manipulate and output dates for the year 2000 or thereafter without error or interruption (commonly known as the "Year 2000" problem). The Company has conducted a review of its business systems, including its computer systems, and is querying its customers, vendors and resellers as to their progress in identifying and addressing problems that their computer systems may face in correctly interrelating and processing date information as the year 2000 approaches and is reached. Through its review, the Company has identified a number of older legacy systems. Rather than attempt to make all these systems Year 2000 compliant, the Company is abandoning some of these systems in favor of a limited number of more efficient processing systems. The Company has also identified relevant customers, vendors and resellers and has distributed to these parties requests for information regarding Year 2000 readiness.

     There can be no assurance that the Company will identify all such Year 2000 problems in its computer systems or those of its customers, vendors or resellers in advance of their occurrence or that the Company will be able to successfully remedy any problems that are discovered. As it receives responses from customer, vendor and reseller inquiries, and as it identifies issues in its own systems, the Company is addressing potential problems and developing Year 2000 contingency plans. The estimated cost of the Company's Year

2000 efforts is $10,000 to $15,000 over 1998 and 1999, the majority of which will result from redirection of internal resources and replacement or purchases of upgraded vendor software. However, it is possible that the expenses of the Company's efforts to identify and address such problems, or the expenses or liabilities to which the Company may become subject as a result of such problems, could be significantly larger and could have a material adverse effect on the Company's business, financial condition and results of operations.

     The revenue stream and financial stability of existing customers may be adversely impacted by Year 2000 problems, which could cause fluctuations in the Company's revenue. In addition, failure of the Company to identify and remedy Year 2000 problems could put the Company at a competitive disadvantage relative to companies that have corrected such problems.

     In addition, the revenue stream and financial stability of existing customers may be adversely impacted by Year 2000 problems, which could cause fluctuations in our revenue. If we fail to identify and remedy Year 2000 problems, we could also be at a competitive disadvantage relative to companies that have corrected such problems. It is also possible that concerns over Year 2000 problems could cause potential customers for our products and services to lose confidence in computer-based solutions to their training and college applications needs. Any of these outcomes could have significant adverse effects on our business, financial condition and results of operations.

                        RECENT ACCOUNTING PRONOUNCEMENTS

     In March, 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." This statement is effective for financial statements for years beginning after December 15, 1998. This statement provides guidance over accounting for computer software developed or obtained for internal use, including the requirement to capitalize specified costs and the amortization of such costs. The Company adopted this standard and its adoption had no material effect on its results of operations, financial position or cash flows.

     In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." This statement, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The adoption of this standard had no effect on the Company's results of operations financial position or cash flows.

                                    BUSINESS

THE COMPANY'S PREDECESSORS

     Cytation.com Incorporated, as currently constituted, is the surviving entity resulting from two recently consummated mergers. Prior to March of 1999, Cytation.com was a reporting company incorporated under the laws of the State of New York under the name Stylex Homes, Incorporated ("Stylex"). Stylex had been incorporated since 1969, but had no business operations subsequent to 1992. On February 3, 1999, Stylex changed its name to Cytation.com Incorporated.

     On March 5, 1999, Cytation Corporation, a privately-held Rhode Island corporation previously known as Web Services International, Inc., merged into the Company (Cytation.com Incorporated). The Rhode Island corporation's shareholders were issued shares of the Company's common stock, and as a result, following the merger, the shareholders held 87% of the Company's outstanding capital stock.

     On August 10, 1999, ECI, Inc., a Massachusetts corporation ("ECI"), merged into a wholly-owned subsidiary of the Company (the "ECI Merger"). ECI operated CollegeLink and continues to operate this service as a subsidiary of the Company, now called CollegeLink.com Incorporated.

CYTATION.COM

     Cytation.com offers two proprietary internet-based services: ROLLCALL, and COLLEGELINK. RollCall is an online, browser-based, enterprise-wide training management operating system. CollegeLink is a computer-based college application program. The Company operates CollegeLink through its subsidiary, CollegeLink.com.

ROLLCALL

     RollCall is a proprietary program that enables "students" -- both traditional students and employees, vendors and customers -- to take courses over the Internet or on intranets, anywhere, anytime and at any pace.

     RollCall is a "turnkey" service, which means that the Company hosts and administers it on its own servers rather than simply selling it as a software product. The Company believes this allows organizations to deploy and manage online learning solutions more easily and faster than would be possible if it offered a more traditional product to be installed on client servers and administered by clients. Potential and existing customers for RollCall include corporations with distributed workforces, government agencies, colleges and universities and professional trainers.

     The Company believes there is a growing market for online course and training products. 80% of the Fortune 1000 companies are currently investigating web-based course delivery strategies, and web-based delivery products and services are forecast to grow at an annual compound rate of approximately 94 percent. RollCall is already fully functional and is being used by corporations in the New England area and marketing efforts are increasing in an effort to take advantage of the growing market.

COLLEGELINK

     CollegeLink.com (and its predecessor) has developed relationships with nearly 1,000 colleges and universities, gained the active endorsement and support of The College Board and developed market awareness and acceptance of its CollegeLink admission application method. CollegeLink.com plans to leverage these assets into a profitable three-component business:

     - E-commerce transactions. At the "collegelink.com" web site, students conduct transactions at all points in the college admissions lifecycle. They can apply to multiple colleges simultaneously, pay application fees, fill out financial aid applications, pay loan placement fees, and even perform sophisticated college searches and take virtual campus tours.

     - Database. Through the e-commerce transactions mentioned above, CollegeLink.com will build a database of information on college-bound students, their backgrounds and their preferences which can then be used commercially for a variety of college marketing programs and student market sponsorship opportunities.

     - Internet Hub. The Company expects collegelink.com to become a primary web site for college-bound students, attracting Internet commerce to the site and generating additional revenues from a broad variety of advertising arrangements, company affiliations and syndication programs.

INDUSTRY BACKGROUND

THE INTERNET

     The internet has emerged as a global medium for communication, information-gathering and commerce. According to International Data Corporation, an information technology research firm, the number of internet users worldwide has increased by a multiple of 7 between 1995 and 1998, and is expected to reach 320 million by the end of 2002. The market for internet-related products and services is growing more rapidly than the early emerging markets for print publishing, telephony, film, radio, recorded music, television, and personal computers. community.

TRAINING AND EDUCATION

     Size of Market. The overall training market in the United States was more than $85 billion in 1997, with the corporate market accounting for nearly $59 billion, or 70 percent. Industry experts forecast that the U.S. market for Web-based training will grow from $197 million in revenue in 1997 to more than $10 billion in the year 2002, a compound annual growth rate of almost 95 percent during this five year period. Web-based delivery products and services are forecast to account for approximately 30 percent of this overall market with a compound annual growth rate of approximately 94 percent.

COLLEGE ADMISSIONS

     In the United States, approximately 8,200,000 college applications are submitted annually, and approximately 2,000,000 students enter colleges in the United States each year. Approximately 50% of these students submit financial aid applications and obtain loans averaging, and an additional 200,000 parents obtain loans annually. There are more than 1,700 four year colleges and universities in the United States. Nearly $2,500,000 is spent annually by these schools to attract students.

CYTATION'S STRATEGY

     Cytation has positioned itself to take advantage of the growing market for internet-related products and services, for training and education, and of the large market for college-related services by providing an internet-based "turnkey" solution to corporations with distributed workforces, educational institutions, professional trainers and the government and by providing innovative internet and software-based solutions for the college admissions, financial aid and college marketing processes.

     The Company expects that the market for all of its services will grow dramatically over the next several years because of near universal acceptance of the internet and the use of intranets as well as demonstrable cost savings, improved results, ease of use and other efficiencies realized by customers embracing online solutions. The Company's services will capitalize on these factors.

ROLLCALL

THE MARKET FOR ONLINE TRAINING.

     Industry experts forecast that the U.S. market for web-based training will grow from $197 million in revenue in 1997 to more than $10 billion in the year 2002, a compound annual growth rate of almost 95 percent during this five year period. Web-based delivery products and services are forecast to account for approximately 30 percent of this overall market with a compound annual growth rate of approximately 94 percent.

     A recent study reveals that 80% of the Fortune 1000 companies are currently investigating web-based course delivery strategies. The Company's target market for RollCall consists of mid-to-large size corporations with distributed workforces, educational institutions, professional trainers and the government.

THE ROLLCALL SERVICE.

     The Company has positioned RollCall as a turnkey service -- hosting and administering it on its owns servers -- rather than as a product. This strategy enables the Company to capitalize on the distinct trend by corporations to outsource training requirements; to offer vendor-based and customer (and therefore not simply employee) training networks; to minimize and often eliminate the involvement of information technology departments in the sales cycle; to form strategic relationships with instructional design firms; to customize the training Web site so that it has the customer's "look and feel"; and to offer customers automatic, free upgrades. The RollCall delivery service will enable organizations to deploy and manage online learning solutions significantly faster and with greater ease relative to client server, client-administered installations.

     RollCall is a proprietary object-oriented knowledge management system designed to provide centralized, flexible control and administration of online learning applications in a turnkey service solution. Together with Cytation.com's Web-enabling and course authoring services, RollCall uses the internet and intranets to bring the course to the student -- when he (or she) wants, where he wants it and how he wants it -- in corporate, university and government learning environments. This strategy dramatically reduces travel time and expense (both out-of-pocket and opportunity costs) while effectively delivering learning content.

     RollCall empowers the course administrator to manage enrollment, obtain multiple reports, invoice, test and certify by organization or department in a secure environment without requiring the participation of the course provider's IT department.

     RollCall is compatible with all principal course authoring tools, and Cytation.com offers (directly and through third parties) as part of its turnkey service complete course development and authoring when necessary.

     Unlike many web-based training software products which sell for as much as $200,000, RollCall is priced on a per student license or, for customers with several thousand students, an enterprise license basis with modest set-up fees. Upgrades are automatic and free.

MARKETING

     The cornerstone of the Company's marketing strategy is RollCall's positioning as a turnkey service hosted and administered on the Company's owns servers -- rather than as a product purchased, installed and maintained by customers.

     The Company is focusing on "channel" or customer training sales with a view to generating revenue from its customers' marketing budgets, rather than from their training budgets, which are generally smaller. Pricing for customer and channel usage of RollCall is on a negotiated basis. This strategy has already proved successful with a number of customers:

     - American Power Conversion uses RollCall to certify the resellers of one of its highly technical products.

     - Banyan Systems utilizes RollCall on a pay-per-view basis to educate resellers on its products.

     Another element of the Company's marketing strategy is to use instructional design firms as resellers to drive RollCall into the trainer market and leverage hundreds of established third-party customer accounts. The instructional design field is a highly fragmented marketplace. The firms which produce instructional materials tend to be specialists in content material, but not in the internet or computer programming areas. The Company is well-positioned to take advantage of the need these firms have for a convenient means to distribute their content.

     In support of RollCall sales, the Company also offers hosting and other internet-related services, provides training and technical support, and provides or arranges for course development and authoring.

     As an additional marketing strategy, the Company plans to leverage the extensive network of colleges and universities established by its CollegeLink business over the years to cross-sell RollCall. The Company believes RollCall will be attractive to these customers for university-wide programs, such as online course scheduling and enrollment. In addition, as academia considers implementing pay-per-view distance learning curricula, Cytation expects it will be well positioned to offer RollCall as the appropriate service for that endeavor.

     Cytation.com also believes it will benefit from its relationship with EER Systems, Inc., a major shareholder. EER is one of eight prime contractors for a GSA $9 billion, 9-year funding vehicle ("SEAT Contract") for integrating desktop computing as an information utility, including local and wide area network capabilities, help desk services, maintenance and training. Cytation.com has formally been designated a SEAT Contract subcontractor and expects to receive substantial subcontract revenue through this designation.

SALES

     Cytation.com introduced RollCall in the fall of 1998 after successful completion of beta testing. The Company hired its first outside sales representative in late February 1999 and currently has four full-time salaried sales personnel dedicated to RollCall sales. The Company will sell all RollCall and related services directly or through its strategic instructional design partners.

     The Company currently has eight customers with a projected backlog of $318,000 and more than $2 million in quoted proposals. Widespread promotional efforts commenced in late May of 1999 in conjunction with the American Society of Training and Development trade show in Atlanta.

COMPETITION AND BARRIERS TO ENTRY.

     There are few, if any, direct competitors to RollCall. While there are numerous means to deliver training using computers and the internet, the Company's approach is distinct from the approach of the companies of which it is aware. The Company's competitors deliver training solutions which require the end user to purchase hardware and software, while the Company hosts end users' training materials on its own internet servers, without a requirement for the end user to invest in hardware and software.

     None of the companies that provide computer-based training has achieved dominant market share. The Company believes that the overall competitive environment will allow multiple competitors to develop market share followed by a period of consolidation beginning after the year 2000.

     The Company has invested more than 15,000 man-hours in the development of proprietary database software which is highly suitable to the emerging web-based training market. The Company believes that it would be expensive and time-consuming for a potential competitor to develop comparable database software, beta test any such product and develop customer relationships.

COLLEGELINK

THE MARKET FOR COMPUTER-RELATED COLLEGE ADMISSIONS PRODUCTS AND SERVICES

     CollegeLink's existing set of college relationships, together with its emergence as a premier internet destination for college-bound students, is expected to generate an increasingly large market for services in which the Company can sustain a strong competitive advantage. The CollegeLink finite annual market is forecast to be more than $750 million, consisting of $220 million for college admissions, grant applications and related services and $560 million for assisting educational institutions with student marketing programs. This forecast excludes high-margin revenues which the Company expects to generate from advertising and sponsorships on its "Internet Hub"; revenue from affiliate and syndication programs; revenue from commercialization of CollegeLink's extensive database; and interest income on the millions of dollars of application fees collected on behalf of participating universities. This forecast also excludes the Company's plan to use its eCommerce capabilities to collect as revenue the entire application fee (ranging from $30 to $75 per application) on behalf of the colleges and universities.

     More specifically:

     - In the United States alone, there are on the order of 8,200,000 college applications submitted annually. CollegeLink has demonstrated that a fee of $5-$10 per online application (currently charged equally to the applicant and to the institution) is acceptable to applicants. Based upon an 80% market conversion to digital applications, the potential annual market for internet applications is approximately $80 million.

     - Approximately 50% of the 2,000,000 students who enter colleges in the United States each year submit financial aid applications. If CollegeLink can earn a $20 fee from each student for its services, there is a potential market of $20 million annually for financial aid services.

     - Approximately 1,000,000 of the college students newly enrolled each year obtain loans averaging $2,500, and 200,000 parents obtain loans averaging $7,500 each year -- a total of $4 billion in loans. Most of these loans are guaranteed by the Federal government, which creates a highly attractive loan pool for private banks and provides CollegeLink an online forum to receive a 0.75% commission for each loan directed to a bank from its Web site. These figures represent potential annual revenue of $30 million from newly enrolled students and, because most students receive such loans for four years, the potential revenue stream is as much as $120 million annually.

     - The more than 1,700 four year colleges and universities in the United States spend an average of $1,400 a year each to attract each of 2,000,000 students enrolled annually. Conversion of 20% of these expenditures to online marketing services represents a potential market of approximately $560 million.

     The Company's target market for CollegeLink services consists of college bound students and their parents. Additional markets are advertisers to this demographic group as well as financial institutions, both as providers of government guaranteed loans and credit cards.

THE COLLEGELINK PRODUCTS AND SERVICES.

     CollegeLink offers a range of services which enable high school students to apply for admission to colleges and universities online, identify scholarship opportunities, select schools suitable for their particular needs and aptitude, and apply for student loans. CollegeLink's proprietary admissions software (available currently on disk or CD) enables students to select the colleges and universities to which they wish to apply, add additional information as applicable and then transmit the file over the Internet to the Company. Students need enter data only once regardless of how many applications they wish to submit. The Company processes these applications and transmits them to the educational institutions on forms that match their own forms or electronic formats.

     The Company's extensive internet technical know-how is expected to enable it to web-enable quickly and cost-effectively all of CollegeLink's proprietary software, thereby permitting CollegeLink to concentrate on increasing its roster of colleges and universities and to commence for the first time a well-funded marketing program to students, parents and their advisors.

     CollegeLink plans to lead the student online through all stages of the admission process over an extended period -- from high school sophomore through college enrollment and beyond -- providing significant content and value online relating to college selection, admissions testing and testing preparation, the application process and public and private financial aid.

     CollegeLink's "Internet Hub" is expected to become a primary web site for college-bound students, attracting internet commerce to the web site and gaining additional revenues from a broad variety of advertising promotions, company affiliations and syndication programs.

     Through its online efforts, CollegeLink intends to develop a database of information on college-bound students, their backgrounds and preferences. The Company plans to use this database commercially for a variety of college marketing programs and student market sponsorship opportunities.

MARKETING.

     The Company believes CollegeLink is positioned to capitalize on the benefits of the internet in very real and immediate ways. CollegeLink is not a technology company in search of relationships. Instead, it is a company built on relationships requiring years to develop through one-on-one presentations. CollegeLink's marketing plan is to leverage the relationships it has already established with nearly 1,000 colleges and universities to develop a premier internet destination ("Internet Hub") for college-bound students.

     CollegeLink also plans to aggressively market the range of CollegeLink services to students, parents and guidance personnel at high schools. These groups may be concerned that applications submitted online may be treated differently by colleges and universities than hand-prepared applications or may have credibility concerns about CollegeLink. Through strong marketing, the Company plans to overcome these points of resistance.

     The Company's marketing plan includes promotions (such as awarding scholarships to users of its products by lottery), traditional and online advertising, endorsements from colleges and universities, and readily available disks and CDs loaded with the CollegeLink software. The Company's operating plan of collecting an entire application fee directly from applicants for the account of the academic institutions will also serve to overcome credibility barriers.

     CollegeLink is in exclusive partnership with, and has the explicit organizational endorsement of, The College Board, a 100-year old membership organization of United States colleges and universities which, among other things, creates the Scholastic Aptitude Test ("SAT"). This relationship with CollegeLink provides immeasurable credibility in the educational marketplace as well as numerous tangible benefits. CollegeLink benefits from the services of the 100 person College Board field force covering the nation's high schools, together with the associated access to all students that apply to higher education institutions. The Company also benefits from the 18 million monthly hits on The College Board Web site, on which CollegeLink is featured as the exclusive means to apply to colleges online. Of considerable potential value, the College Board receives all FAFSA student loan determinations from the federal government and sends these determinations to the students, thereby enabling the Company to obtain the database required for bank financing referrals.

     The CollegeLink marketing plan is actively being developed with the assistance of the Company's Providence, Rhode Island-based advertising and public relations firm.

SALES.

     CollegeLink plans to continue to add colleges and universities to its roster the way it has since 1993 through on-campus sales calls by salespeople. It is expected that "sales" to students, their parents and guidance personnel of the range of CollegeLink services will be through direct mailings (for example, to students who have signed up for the PSATs and SATs), targeted periodical advertising and various promotional campaigns.

     Last season, CollegeLink processed 25,000 college applications and generated total revenue of just over $100,000. Virtually no marketing funds were available, and no effort was made at all to market CollegeLink services to students, their parents and high school guidance personnel. CollegeLink had no significant online presence. The Company believes that CollegeLink will process at least 200,000 applications in 1999 on the strength of a funded marketing plan under development and its new capabilities. The Company is also in discussions with financial institutions with respect to collegelink.com origination of loan applications and with various sponsors in connection with marketing directly to students.

COMPETITION AND BARRIERS TO ENTRY.

     CollegeLink believes it is the industry leader because of its relationships with nearly 1,000 colleges and universities established over the last six years as well as its relationship with The College Board. Its three principal competitors are Apply, CollegeEdge and CollegeNet.

     Apply is owned by The Princeton Review and provides only a CD-based product to students, primarily through a high school distribution scheme. Students must fill in each application separately, then print and submit the paper applications to each college directly. Colleges are increasingly moving away from Apply because applications are not handled electronically.

     CollegeEdge and CollegeNet are very similar Internet-only companies with relatively active and content-rich web sites but a lack of member colleges and universities, particularly for the undergraduate admissions market. Each organization has less than 150 undergraduate institution participants. Students are required to complete multiple, separate applications before electronic submission. Many of CollegeEdge's and CollegeNet's participating colleges cannot yet receive application information electronically and are forced to receive print files in a non-standard format, adding a further complication to the process. Because both companies require electronic receipt by their participating colleges (or print files in an unfamiliar format), their ability to increase college participation is limited to colleges ready to adopt electronic means or willing to adhere to the standard printed format. However, 85% of colleges today do not accept electronic application submissions.

     Because the Company believes that its major competitive advantage derives from its established relationships with academic institutions, the Company does not believe it will be easy for other companies to compete with it. Of the approximately 1,700 colleges and universities in the United States, nearly 1,000 have been signed up since 1993 to endorse and utilize the Company's services (including Harvard, Dartmouth, MIT, Duke, Emory and Yale), and at least 200 are immediate prospects for CollegeLink's services. This network of relationships with institutions and their Deans of Admissions would take years for any competitor to duplicate.

FACILITIES

     The Company's headquarters is located in Middletown, Rhode Island, where the Company occupies 3,200 square feet of space pursuant to a lease which expires in September, 2001. The Company has recently signed a lease on a new facility of 11,500 square feet which will house the joint operations including CollegeLink.com Incorporated. The Company believes that these existing facilities are adequate to meet its current foreseeable requirements or that suitable additional or substitute space will be available on commercially reasonable terms. The Company plans to vacate its Clinton, Massachusetts property in September 1999 and to consolidate its operations in Middletown.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

     The directors and officers of the Company are as follows:

NAME                      AGE                    POSITION
----                      ---                    --------
Richard A. Fisher.......  53    Chairman of the Board and General Counsel
Kevin J. High...........  34    President and Director
Edward F. Hayes.........  52    Chief Financial Officer
Michael Hren............  38    Senior Vice President and President,
                                Cytation Corporation
Thomas Burgess..........  34    Senior Vice President and President,
                                CollegeLink.com Incorporated
Anne Marie Gleason......  43    Vice President and Vice President, Business
                                Development of CollegeLink.com Incorporated
William Fink............  42    Vice President -- Network Operations
Jai N. Gupta, Ph.D......  52    Director
Michael W. Bryant.......  54    Director
Mark Rogers.............  39    Director

     Management imparts to the Company a broad range of diverse skills necessary to understand the core technologies of the Internet and to utilize them to market its services effectively in a competitive environment.

     Management consists of the following personnel:

          Richard A. Fisher, Chairman and General Counsel. Mr. Fisher, 52, was a co-founder, chairman of the board and general counsel of the Company's predecessor from December 1997 to February 1999 and has been chairman of the board of directors and general counsel of the Company since February 11, 1999. From 1987 through 1994, Mr. Fisher was chairman, chief executive officer and general counsel of Quadrax Corporation, which he co-founded to engage in the manufacture and sale of advanced composite materials. Mr. Fisher also has been a tax and corporate partner in the Boston, Massachusetts law firm of Foley, Hoag and Eliot, which is legal counsel to the Company, and Assistant to the Chief Counsel of the Internal Revenue Service in Washington, DC. Mr. Fisher holds a BA in Economics from Northwestern University (1968) and a Juris Doctor from the University of Virginia School of Law (1971). Mr. Fisher is responsible for all legal, financial and business planning aspects of the combined operations of the Company.

          Kevin J. High, President and Director. Mr. High, 34, was a co-founder and chief executive officer of the Company's predecessor from December 1997 to February 1999 and has been a director and president of the Company since February 11, 1999. Previously, Mr. High was a vice president of Shearson Lehman Brothers, a national brokerage firm as well as branch manager of the Middletown, Rhode Island office of the Corporate Securities Group, Inc., a national brokerage firm with approximately 800 securities brokers in approximately 80 offices throughout the United States. Mr. High was a leading sales producer for the Corporate Securities

     Group in 1994, 1995 and 1996. Mr. High is responsible for the overall strategic planning of the Company and for sales of RollCall to key accounts.

          Edward F. Hayes, Chief Financial Officer. Mr. Hayes, 52, has served as chief financial officer since April 1999. Prior to joining the Company, he served as chief financial officer and engineering group manager for Northeast Engineers & Consultants, Inc., a civil engineering firm. Before that, Mr. Hayes was president and co-founder of Advantage Business Computers, Inc., which provided computer programming and consulting services, network installation, and training for commercial and individual clients. He also served twenty-two years in the United States Navy in fiscal and inventory management and submarine and industrial support positions. Mr. Hayes has taught for Pennsylvania State University, Chapman College, New Hampshire College, Salve Regina University, and the US Naval War College in multiple business and mathematics disciplines. Mr. Hayes holds a BA in Mathematics from Holy Cross College (1968), an MS in Computer Systems Management from George Washington University (1974), an MBA from Rensselaer Polytechnic Institute (1975), and an MA in National Defense Studies from the US Naval War College (1985). Mr. Hayes is responsible for the finances and financial reporting of the Company.

          Michael Hren, Senior Vice President and President, Cytation Corporation. Mr. Hren, 38, has served as vice president of business development of the Company since March 1999. Previously, Mr. Hren was business development manager for Sun Microsystems, Inc., where he was responsible for Sun's Education Services New England consulting practice, including the delivery of Sun's Java-based Enterprise Learning System for complex installations. Previously, Mr. Hren facilitated large scale ELS implementations as an enterprise learning consultant for Microchange, Inc. Prior thereto, Mr. Hren was assistant to the chief executive officer of Sharon Steel and Education Services Director for the U.S. Air Force Communications Command. Mr. Hren holds a Bachelor of Science in Electrical Engineering from Rensselaer Polytechnic Institute (1984), a Masters in Business Administration from Harvard Business School (1989) and a Masters of Manufacturing from Washington University (1994). Mr. Hren is responsible for developing strategic relationships and reseller affiliations.

          Anne Marie Gleason, Vice President and Vice President, Business Development of CollegeLink.com Incorporated. Ms. Gleason, 43, has served as vice president of marketing of the Company's predecessor since November 1997 and as vice president of sales of the Company since February 11, 1999. Ms.Gleason more than 17 years experience in industrial and technical areas. Previously, she was Area Manager -- New England for a supplier of technical adhesive machinery. Ms. Gleason has held senior sales and marketing positions with Augat, Inc. and Anaconda Industries. Ms. Gleason is responsible for all sales of RollCall. Ms. Gleason holds a BS in Business Management from Providence College (1977).

          William Fink, Vice President -- Network Operations. Mr. Fink, 42, is a co-founder of the Company's predecessor and served as its chief technical officer from April 1996 through June 1998. Mr. Fink was in the United States Navy between 1976 and 1996. During his last five years in the Navy, Mr. Fink was the sole network administrator responsible for the system design, installations, administration and technical support of a multi-location, 250 user, wide area/local area Novell Network. Mr. Fink holds an AS in General Studies from City University, Seattle, Washington
     (1992). Mr. Fink is a college instructor of PC networking (PCLAN), advanced

     MS-DOS, MS Windows and Windows 95 operating system platforms. Mr. Fink also teaches "Connecting Businesses to the Internet" for International Learning Tree International, Inc. Mr. Fink is responsible for all technical aspects of the operations of the Company.

          Jai Gupta, Ph.D., Director. Dr. Gupta, 52, served as a director of the Company's predecessor since June 1998 and has been a director of the Company since February 11, 1999. Dr. Gupta is the founder and president of EER Systems Incorporated, a Washington, DC based aerospace firm which is a principal shareholder of the Company. EER Systems, founded in 1979, offers a broad range of systems design, development and integration capabilities, specializing in aerospace flight, information and training systems. EER Systems has extensive experience in providing training system support to the U.S. military. Dr. Gupta holds a BS in Electrical Engineering from the Indian Institute of Technology, New Delhi, India; an MS in Electrical Engineering from the Queen's University, Ontario, Canada (1970); a Ph.D. degree in Electrical Engineering from Purdue University (1974); and a Masters of Science in Administration degree from George Washington University (1978).

          Michael J. Bryant, Director. Mr. Bryant, 54, served as a director of the Company's predecessor since June 1998 and has been a director of the Company since February 11, 1999. Mr. Bryant is the Director of Corporate Affairs for EER Systems Incorporated. He has more than twenty-five years of experience in personnel and training systems. Mr. Bryant also leads the EER consulting team supporting the White House and Department of Defense Advanced Distributive Learning Initiative. Prior to joining EER Systems in 1986, he served in personnel and training policy positions in the Office of the Secretary of Defense. He also served as a director of the Defense Training and Performance Data Center and is the founder and chairman of the Defense Manpower Roundtable, a seminar group of current and former senior administration and "think-tank" officials from the personnel policy arena. Mr. Bryant holds a BS in Mathematics from Siena College (1965) and an MBA in Operations Research from Tulane University (1972).

          Mark Rogers, Director. Mr. Rogers, 39, served as a director of the Company's predecessor since April 1998 and has been a director of the Company since February 11, 1999. Since 1989, Mr. Rogers has been a principal in NFT Ventures, including acting as interim CEO and CFO as well as managing the venture capital fund. Mr. Rogers serves as an advisor to several computer software companies in California, Utah and Texas and is a director of both private and public companies. Mr. Rogers specializes in strategic planning, mergers, acquisitions and initial public offerings and has been responsible for the sale or merger of various. Prior to joining NFT Ventures, Mr. Rogers was employed by an investment banking firm specializing in turn-arounds and by a big five accounting firm where he concentrated on mergers and acquisitions. Mr. Rogers holds a BBA from Pace University (1981).

DIRECTOR COMPENSATION

     Outside Directors who are not principals of shareholders which own more than 10% of the common stock of the Company receive an annual option to purchase 10,000 shares of the Company's common stock. The price is determined as the closing bid price of the stock on the date of the Company's annual meeting. Further, each director entitled to a grant of options receives annual compensation of $1,000. All directors receive reimbursement for out-of-pocket expenses incurred in attending meetings of the board.

     The Company's Articles of Incorporation provide that a director of the Company shall not be personally liable to the Company or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except liability for the following:

     (a) any breach of the director's duty of loyalty to the Company or its shareholders;

     (b) acts or omissions not in good faith or which involve gross negligence intentional misconduct or a knowing violation of law;

     (c) any unlawful distribution as set forth in the General Corporation Law of the State of New York; or

     (d) any transaction from which the director derived an improper personal benefit.

     These provisions may have the effect in certain circumstances of reducing the likelihood of derivative litigation against directors. While these provisions may eliminate the right to recover monetary damages from directors in various circumstances, rights to seek injunctive or other non-monetary relief are not eliminated.

     The Company's By-laws provide for indemnification of the Company's directors to the fullest extent permitted by law. The Company's Bylaws also permit the Company, through action of the Board of Directors, to indemnify the Company's officers or employees to the fullest extent permitted by law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table sets forth the total compensation paid or accrued for the Company's Chief Executive Officer and the four other most highly compensated executive officers who were employed by the Company at June 30, 1999, excluding officers paid less than $100,000 annually (collectively, the "Named Executive Officers").

                                            ANNUAL COMPENSATION
                                           ----------------------
NAME AND                                             OTHER ANNUAL       SECURITIES        ALL OTHER
PRINCIPAL POSITION     FISCAL YEAR ENDED   SALARY    COMPENSATION   UNDERLYING OPTIONS   COMPENSATION
------------------     -----------------   -------   ------------   ------------------   ------------
Richard A. Fisher....    June 30, 1999     105,093       --               45,000             --
Chairman                 June 30, 1998      60,622       --                   --             --
                         June 30, 1997      27,404       --                   --             --
Kevin J. High........    June 30, 1999     126,040       --               42,500             --
President                June 30, 1998      90,865       --                   --             --
                         June 30, 1997      54,928       --                   --             --

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth grants of stock options to each of the Named Executive Officers during the fiscal year ended June 30, 1999. No stock appreciation rights were granted during the fiscal year ended June 30, 1999.

                                              INDIVIDUAL GRANTS
                        -------------------------------------------------------------
                        NUMBER OF      PERCENT OF
                        SECURITIES    TOTAL OPTIONS    EXERCISE
                        UNDERLYING     GRANTED TO       OR BASE
                         OPTIONS      EMPLOYEES IN       PRICE         EXPIRATION
NAME                     GRANTED       FISCAL YEAR     PER SHARE          DATE
----                    ----------    -------------    ---------    -----------------
Richard A. Fisher.....    45,000          6.28           $2.50      December 31, 2004
Kevin J. High.........    42,500          5.93           $2.50      December 31, 2004

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth certain information regarding stock options exercised by Named Executive Officers in the fiscal year ended June 30, 1999, and exercisable and unexercisable stock options held as of June 30, 1999 by each of the Named Executive Officers. The value of unexercised in-the-money options has been calculated by determining the difference between the exercise price per share payable upon exercise of such options and the closing market price on June 30, 1999.

                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                         SHARES                     OPTIONS AT YEAR-END           AT FISCAL YEAR-END
                        ACQUIRED      VALUE     ---------------------------   ---------------------------
                       ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                       -----------   --------   -----------   -------------   -----------   -------------
Richard A. Fisher....      --          --           --             --             --             --
Kevin J. High........      --          --           --             --             --             --

EMPLOYMENT AGREEMENTS

     The Company and each of the Chairman and the President are currently negotiating employment agreements. Each agreement, as currently proposed, will provide for three years of employment commencing February 11, 1999 at an annual salary of $175,000. The salary will increase to $200,000 when the Company has raised a certain level of investment. Pursuant to these agreements, each of the officers would receive options to purchase up to 400,000 Common Shares at an exercise price of $4.00 per share, 100,000 of such shares to become vested on February 11, 2000, and 25,000 of such shares to become vested at the end of each three month period thereafter, dependent upon the officer's continued service to the Company. These agreements also provide that the Company will provide life insurance policies and a monthly automobile allowance for these employees.

BENEFIT PLANS

     The Company maintains a 401(k) plan, qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. All employees of the Company who are at least 21 years of age are eligible to make salary reduction contributions pursuant to the 401(k) plan. A participant may contribute a maximum of 15% of his or her pre-tax salary, commissions and bonuses through payroll deductions (up to the statutorily prescribed annual limit of $10,000 in 1998) to the 401(k) plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has in the past borrowed money from certain of its officers. Such loans have since been repaid in full. In no case did the amount borrowed exceed $60,000.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth the beneficial ownership of outstanding common stock of the Company on June 30, 1999 by (i) each director and executive officer of the Company, (ii) all directors and executive officers of the Company as a group, and (iii) each shareholder who was known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Company. Unless otherwise noted below, the address of each person listed on the table is c/o Cytation.com, 809 Aquidneck Avenue, Middletown, RI 02842:

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The following are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person or entity:

     - shares of common stock issuable by the Company pursuant to options which may be exercised within 60 days after June 30, 1999 and not subject to repurchase by the Company; and
     - shares of common stock issuable by the Company pursuant to warrants which may be exercised within 60 days after June 30, 1999.

     However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person or entity.

     Except as otherwise indicated, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. For purposes of calculating the percentage beneficially owned, the number of shares deemed outstanding before the offering includes: (a) 9,787,585 shares of common stock outstanding as of June 30, 1999; (b) 775,000 shares of common stock issuable upon the conversion of preferred stock; and (c) the presently exercisable options and presently exercisable warrants held by that person.

                                            NUMBER OF SHARES     PERCENTAGE OF COMMON
NAME OF BENEFICIAL OWNER                   BENEFICIALLY OWNED     STOCK OUTSTANDING
------------------------                   ------------------    --------------------
Kevin J. High..........................        1,249,330                11.83
Richard A. Fisher......................          812,243                 7.69
Ann Marie Gleason......................          319,958                 3.03
Jai N. Gupta...........................           43,238                 0.41
Michael Bryant.........................           43,238                 0.41
Mark Rogers............................          144,125                 1.36
EER Systems............................        1,500,345                14.20
William Fink...........................          721,636                 6.83
Provident Life and Accident Insurance
  Company..............................          750,000                 7.1
All Directors and Officers as a
  Group................................        3,333,768                31.56

                          DESCRIPTION OF CAPITAL STOCK

     As of the date hereof, the authorized share capital of the Company consists of one hundred million (100,000,000) shares of common stock, par value $0.001 per share (the "Common Shares"), of which 10,446,590 Common Shares are issued and outstanding, and ten million (10,000,000) shares of preferred stock, $.01 par value, of which (a) two million five hundred thousand (2,500,000) shares have been designated Series A (the "Series A Shares") of which 775,000 Series A Shares are issued and outstanding, (b) three hundred thousand (300,000) have been designated Series B (the "Series B Shares") of which 279,771 Series B Shares are issued and outstanding and (c) seven million two hundred thousand (7,200,000) shares are undesignated and available for issuance. The following is a summary of the principal attributes of the share capital of the Company.

COMMON SHARES

     The rights, privileges, restrictions and conditions attached to the Common Shares are as follows:

VOTING

     Holders of Common Shares shall be entitled to receive notice of and to attend and vote at all meetings of shareholders of the Company, except meetings of holders of another class of shares. Each Common Share shall entitle the holder thereof to one vote.

DIVIDENDS

     Subject to the preferences accorded to holders of Series A Shares and any other shares of the Company ranking senior to the Common Shares from time to time with respect to the payment of dividends, holders of Common Shares shall be entitled to receive, if, as and when declared by the Board of Directors, such dividends as may be declared thereon by the Board of Directors from time to time.

LIQUIDATION, DISSOLUTION OR WINDING-UP

     In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Company, or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs (such event referred to herein as a "Distribution"), holders of Common Shares shall be entitled, subject to the preferences accorded to holders of the Series A Shares and any other shares of the Company ranking senior to the Common Shares from time to time with respect to payment on a Distribution, to receive $4.00 per common stock held, if sufficient assets are available, and to share equally, share for share, in the remaining property of the Company.

     The Common Shares have no preemptive, redemption, conversion or subscription rights.

UNDESIGNATED PREFERRED STOCK

     The Board of Directors is authorized, subject to any limitations prescribed by New York law, to provide for the issuance of preferred stock in one or more series. The Board of Directors is also authorized, subject to the limitations prescribed by New York law, to establish the number of shares to be included in each series and to fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series. The Board of Directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Shares

     As indicated above, 775,000 Series A Shares and 279,771 Series B Shares have been issued. The issuance of additional preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company.

SERIES A SHARES

VOTING

     Each Series A Share shall entitle the holder thereof to one vote for each Common Share into which such Series A Share is then convertible.

LIQUIDATION

     In the event of a Distribution, holders of Series A Shares shall be entitled, in priority to holders of Common Shares to receive a liquidation payment of $4.00, plus any accrued and unpaid distributions declared thereon per Series A Share held. After such distribution, holders of Common Shares shall receive the identical amount, if available, and any remaining assets shall be distributed ratably among holders of Common Shares and Preferred Shares.

DIVIDENDS

     The holders of the Series A Shares shall be entitled to receive, out of funds at the time legally available for payment of dividends in the State of New York, a cumulative dividend at the rate of six percent (6%) per share per annum, payable quarterly in equal installments on the first days of each successive quarter each year, if, as and when determined by the Board of Directors, before any dividend shall be set apart or paid on any other capital stock for such year.

CONVERSION

     Each Series A Share is convertible, at the option of the holder thereof, into one Common Share. The conversion ratio will be automatically adjusted to account for any stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Common Shares.

SERIES B SHARES

VOTING

     Except as otherwise required by law or as set forth in the Certificate of Incorporation of the Corporation, the holders of Series B Shares are not be entitled to vote on any matter.

LIQUIDATION

     The holders of Series B Shares shall not be entitled to any preferential payment or distribution in the event of any Distribution, but shall share ratably on an as-converted basis assuming automatic conversion in any distribution of the assets of the Corporation to all the holders of Common Stock.

DIVIDENDS

     The holders of Series B Shares shall not be entitled to receive any dividends.

CONVERSION

     On August 10, 2000 all outstanding Series B Shares shall automatically be converted into such number of Common Shares as is determined by dividing $15.00 by the greater of $7.625 and the average of the closing bid price per share for the 20 consecutive trading days immediately prior to August 10, 2000 and multiplying the result by the number of outstanding Series B Shares. Prior to August 10, 2000, each Series B Share is convertible at the option of the holder thereof into such number of Common Share as is determined by dividing $15.00 by the average of the closing bid price per share for the 10 consecutive trading days immediately prior to the date of conversion, provided, however, that no Series B Share shall be convertible on any day on which such price would not exceed $15.00 (as adjusted to account for any stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Common Shares).

WARRANTS

     The Company has outstanding twelve warrants to purchase an aggregate of 638,457 shares of common stock at a weighted average exercise price of $1.31 per share. The warrants are currently exercisable in whole or in part, at any time or from time to time until March 27, 2002. The warrants contain certain protections against dilution resulting from stock splits, stock dividends and similar events.

STOCK OPTIONS

     The following table provides the schedule of employee and director options:

OWNERSHIP                               NUMBER     VESTED    EXERCISE PRICE
---------                               -------    ------    --------------
Employee..............................   75,000     None         $2.00
Employee..............................  216,188       25%        $2.50
Employee..............................  355,000     None         $6.125
Employee..............................   50,000     None         $7.625
Directors.............................   20,000     None         $6.00

REGISTRATION RIGHTS

     Seven hundred seventy-five thousand (775,000) Series A Shares were purchased by The Provident Life and Accident Insurance Company and one individual investor commencing on April 2, 1999, pursuant to a Series A Convertible Preferred Stock Purchase Agreement (the "Series A Agreement"). The Series A Agreement provided that the Company would include all of the Common Shares into which the Series A Shares purchased thereunder are convertible in the first registration statement it filed under the Securities Act of 1933, and that the Company would bear all expenses of such registration, other than underwriting discounts and commissions. The 775,000 Series A Shares purchased pursuant to the Series A Agreement are being registered hereunder pursuant to such provision.

     In connection with the issuance and sale of Series A Shares as described above, the Company issued to Brennan Dyer & Company, LLC ("Brennan Dyer") 75,000 Common Shares as consideration for advisory services. Pursuant to an agreement between the Company and Brennan Dyer, dated November 16, 1998, the Company agreed that it would honor a request to register these shares if, at any time, the Company shall determine to register any of its securities for its own account, unless such registration relates solely to employee stock option or purchase plans, or to a transaction under Rule 145 of the Securities Act of 1933. In the event of a registration pursuant to an underwritten public offering of common stock, registration of Brennan Dyer's shares is contingent upon participation in the underwriting. The Agreement obligates the Company to bear all expenses of registration other than underwriters' discounts and commissions and fees of counsel for Brennan Dyer.

     In connection with the merger of ECI into the Company, holders of the common stock of ECI received a total of 550,809 Common Shares of the Company (the "ECI Common Shares") and 234,771 Preferred Shares of the Company (the "ECI Preferred Shares"). Pursuant to a Registration Rights Agreement executed on August 10, 1999 in connection with the ECI merger, the Company agreed to register at its own expense the ECI Common Shares and the common shares issuable upon conversion of the ECI Preferred Shares on Form S-3 and to keep such registration statement effective until August 10, 2000, subject to the condition that any registration of such shares may be delayed, if in the reasonable judgment of the Company, such delay is desirable to permit the consummation by it of a financing including a public offering by it. Each holder of the ECI Common Shares and ECI Preferred Shares also agreed, in this Registration Rights Agreement, to sign any lock-up agreement with respect to all its Common Shares which an underwriter for a public offering of the Company's stock may require such holder and the Company's senior management to sign.

     In connection with the ECI merger, the Company, ECI and USA Group Noel-Levitz, Inc. ("USA Group") entered into a letter agreement in settlement of certain claims USA Group may have made (the "Letter Agreement"). Pursuant to the Letter Agreement, the Company issued to USA Group 108,196 Common Shares of the Company (the "USA Group Common Shares") and 45,000 Preferred Shares of the Company (the "USA Group Preferred Shares"). In connection with the Letter Agreement, the Company and USA Group entered into a Registration Rights Agreement, dated as of August 10, 1999. Pursuant to this Agreement, if the Company proposes to register any of its securities under the Securities Act for its own account, USA Group is entitled to notice of such registration and to have the USA Group Common Shares and the Common Shares issuable upon conversion of the USA Group Preferred Shares included in such registration, subject to the right of the underwriters (in the event of a registration pursuant to an underwritten public offering of common stock) to limit the number of shares included in such registration, subject to certain conditions.

                              SELLING SHAREHOLDERS

     The shares of common stock registered hereunder (the "Shares") are being offered for sale for the accounts of the shareholders (the "Selling Shareholders") set forth below.

     Provident Life and Accident Insurance Company and one individual investor acquired 775,000 Series A Shares on April 2, 1999, pursuant to a Series A Convertible Preferred Stock Purchase Agreement between the Company and these purchasers. The sales of the common stock issuable upon conversion of these Preferred Shares are being registered pursuant to registration rights granted to these purchasers in the Series A Agreement.

     Based on the information supplied by each Selling Shareholder to Cytation, the following table sets forth, as of June 30, 1999, certain information regarding the beneficial ownership of each Selling Shareholder and any material relationship of such Selling Shareholder during the last three years with Cytation or any of its predecessors or affiliates.

     This Registration Statement shall also cover any additional shares of common stock that become issuable in connection with the Shares by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Company's outstanding shares of common stock.

                                   SHARES OF COMMON
                                  STOCK BENEFICIALLY      NUMBER OF         SHARES TO BE
                                         OWNED           SHARES BEING       BENEFICIALLY
                                 PRIOR TO OFFERING(1)      OFFERED      OWNED AFTER OFFERING
                                 ---------------------   ------------   ---------------------
NAME                              NUMBER      PERCENT                    NUMBER      PERCENT
----                             ---------   ---------                  ---------   ---------
Provident Life and Accident
  Insurance Company............   750,000       6.52       750,000            --          *
1st Trust & Co. for Andrew
  Nicoletta IRA................    25,000          *        25,000            --          *

-------------------------

* Less than 1%.

(1) Includes Preferred Shares convertible into Common Shares on a one-for-one basis.

                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling

Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any commission received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to the prospectus.

     Upon Cytation being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (i) the name of each Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction.

     Cytation has agreed to pay the expenses incurred in connection with preparing and filing this registration statement and this prospectus (other than selling commissions).

                             VALIDITY OF THE SHARES

     The validity of the shares of common stock offered hereby will be passed upon for the Company by Foley, Hoag & Eliot LLP, Boston, Massachusetts.

                                    EXPERTS

     The Company's financial statements as of June 30, 1998 included in this prospectus and registration statement have been so included in reliance on the report of Radin, Glass & Co., LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission a registration statement on Form SB-2, including certain exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement or the exhibits and schedules that are part of the registration statement. For further information with respect to the Company and its common stock, you should read the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus as to the contents of any contract, agreement or other document are not necessary complete, and in each case you should read the copy of such contract, agreement or other document filed as an exhibit to the registration statement for a more complete description of the matter involved. Each such statement is qualified in is entirety by such reference.

     You may read and copy all or any portion of the registration statement or any reports, statements or other information in the Company's files in the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Company's Commission filings, including the registration statement, are also available to you on the Commission's Internet site, http://www.sec.gov.

     The Company is subject to the report requirement of Section 15(d) of the Securities Exchange Act of 1934. The Company is current in the filing of all reports with the Securities Exchange Commission.

                           CYTATION.COM INCORPORATED

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
CYTATION.COM INCORPORATED
Combined Balance Sheet (unaudited) as of March 31, 1999.....   F-2
Combined Statements of Operations for the three and nine
  months ended March 31, 1999 (unaudited) and the three and
  nine months ended March 31, 1998 (unaudited)..............   F-3
Combined Statement of Cash Flows for the six months ended
  December 31, 1998 (unaudited) and the year ended June 30,
  1998......................................................   F-4
Combined Statement of Cash Flows for the nine months ended
  March 31, 1999 (unaudited) and the year ended June 30,
  1998......................................................   F-5
Notes to Combined Financial Statements for the six months
  ended December 31, 1998...................................   F-6
Notes to Combined Financial Statements for the nine months
  ended March 31, 1999......................................   F-8
WEB SERVICES INTERNATIONAL, INC. (THE PREDECESSOR)
Report of Independent Accountants...........................  F-10
Balance Sheet as of June 30, 1998...........................  F-11
Statement of Operations for the years ended June 30, 1998
  and 1997..................................................  F-12
Statement of Shareholders' Equity (Deficit).................  F-13
Statement of Cash Flows for the years ended June 30, 1998
  and 1997..................................................  F-14
Notes to the Financial Statements...........................  F-15
ECI, INC.
Balance Sheet as of December 31, 1998, 1997 and 1996........  F-20
Statement of Operations for the years ended December 31,
  1998, 1997 and 1996.......................................  F-21
Statement of Stockholders' Deficit..........................  F-22
Statement of Cash Flows for the years ended December
  31,1998, 1997 and 1996....................................  F-23
Notes to Financial Statements...............................  F-24

                           CYTATION.COM INCORPORATED

                                 BALANCE SHEET

                                                               MARCH 31,
                                                                 1999
                                                              -----------
                                                              (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash......................................................  $    40,670
  Accounts receivable, net..................................      107,217
  Prepaid expenses and other assets.........................       18,199
                                                              -----------
     TOTAL CURRENT ASSETS...................................      166,086
FURNITURE AND EQUIPMENT, net of accumulated depreciation....      134,638
SOFTWARE DEVELOPMENT, net of accumulated amortization.......      220,442
OTHER ASSETS -- Investment at equity........................          233
                                                              -----------
                                                              $   521,399
                                                              ===========
LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable..........................................  $    70,953
  Accrued payroll -- officers...............................      118,896
  Accrued expenses..........................................        5,695
  Note payable shareholder..................................       55,000
  Note payable other........................................      370,000
  Current portion of long term debt.........................      300,000
                                                              -----------
     TOTAL CURRENT LIABILITIES..............................      920,544
CAPITAL LEASE OBLIGATION....................................           --
SHAREHOLDERS' DEFICIT:
  Common shares, $.001 par value, authorized 100,000,000
     shares,................................................        8,085
  issued and outstanding 8,085,099 shares
  Additional paid-in capital................................    1,807,501
  Treasury stock, 15,800 shares at cost.....................      (79,075)
  (Deficit).................................................   (2,135,656)
                                                              -----------
     TOTAL SHAREHOLDERS' DEFICIT............................     (399,145)
                                                              -----------
                                                              $   521,399
                                                              ===========

                           CYTATION.COM INCORPORATED

                        THREE AND NINE MONTHS OPERATIONS
                                 MARCH 31, 1999
                                  (UNAUDITED)

                                        3 MONTHS ENDING MARCH 31,    9 MONTHS ENDING MARCH 31,
                                        -------------------------    -------------------------
                                           1999           1998          1999          1998
                                        ----------      ---------    ----------    -----------
NET REVENUES:
  Roll Call -- Online Training........  $  69,710       $     --     $ 123,184     $       --
  Web site origination................      2,300        334,698        51,788        597,483
  Web site hosting....................     63,177         54,470       179,609        161,673
  Other revenues......................     16,583         55,383       118,223        181,976
                                        ---------       --------     ---------     ----------
                                          151,770        444,551       472,804        941,132
                                        ---------       --------     ---------     ----------
EXPENSES:
  Payroll and related benefits and
     taxes............................    233,888        223,421       448,280        724,704
  Depreciation and amortization.......     25,168         20,423        78,144         61,269
  Advertising.........................     24,458          3,525        26,252         10,371
  Interest............................      2,107          2,409         6,315          6,584
  Other expenses......................    199,601        146,050       390,600        535,045
                                        ---------       --------     ---------     ----------
                                          485,222        395,828       949,591      1,337,973
                                        ---------       --------     ---------     ----------
NET GAIN (LOSS).......................  $(333,452)      $ 48,723     $(476,787)    $ (396,841)
                                        =========       ========     =========     ==========
NET GAIN (LOSS) PER SHARE.............  $   (0.08)      $   0.08     $   (0.15)    $    (0.67)
                                        =========       ========     =========     ==========
WEIGHTED AVERAGE NUMBER OF SHARES USED
  IN COMPUTATION......................  4,344,643        604,086     3,097,757        596,313
                                        =========       ========     =========     ==========

                           CYTATION.COM INCORPORATED

                            STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                               SIX MONTHS
                                                                 ENDED        YEAR-ENDED
                                                              DECEMBER 31,     JUNE 30,
                                                                  1998           1998
                                                              ------------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $(196,413)     $(630,332)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Depreciation and amortization...........................      52,976         93,554
    Net loss on equipment disposal..........................          --          8,061
    Issuance of shares, options and warrants as
      compensation..........................................       2,208         52,180
  Changes in assets and liabilities:
    Increase in accounts receivable.........................        (707)       (34,121)
    Decrease (increase) in due from sale of "dial-up" access
      service...............................................          --         69,810
    Decrease in other assets................................       3,000             --
    Decrease (increase) in prepaid expenses and other
      assets................................................       3,793         (6,190)
    Increase (decrease) in accounts payable.................      83,910        (15,875)
    (Decrease) increase in wages payable....................     (66,335)       131,941
    Increase in accrued expenses............................       3,738         23,615
    (Decrease) increase in unearned Web design revenue......     (57,126)        30,180
    NET CASH USED IN OPERATING ACTIVITIES...................    (170,956)      (277,177)
CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of furniture and equipment.......................     (14,524)       (80,216)
  Proceeds from equipment disposals.........................                      1,665
  Capitalization of software development costs..............    (190,206)            --
    NET CASH USED IN INVESTING ACTIVITIES...................    (204,730)       (78,551)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on capital lease obligations...........      (1,687)        (2,865)
  Net payments/borrowings under short-term debt
    arrangements............................................          --        (34,973)
  Proceeds from notes payable shareholder...................      50,000             --
  Net decrease in shareholder advances payable..............     (13,071)            --
  Proceeds from issuance of common shares...................     195,000             --
  Proceeds from issuance of preferred shares................           0        437,500
  Net borrowings under long-term debt arrangements..........     300,000             --
    NET CASH PROVIDED BY FINANCING ACTIVITIES...............     530,242        399,662
NET INCREASE IN CASH........................................     154,556         43,934
CASH AT BEGINNING OF PERIOD.................................      46,362          2,428
CASH AT END OF PERIOD.......................................   $ 200,918      $  46,362
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest................................................   $     673      $   5,786
  Non-cash financing activities:
    Conversion of preferred stock to common stock...........   $(542,500)            --
    Common stock issued for assets acquired.................   $   2,299             --

                           CYTATION.COM INCORPORATED

                            STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                              NINE MONTHS
                                                                 ENDED       YEAR-ENDED
                                                               MARCH 31,      JUNE 30,
                                                                 1999           1998
                                                              -----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $(529,863)    $(630,332)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Depreciation and amortization...........................      78,144        93,554
    Net loss on equipment disposal..........................       1,231         8,061
    Issuance of shares, options and warrants as
     compensation...........................................       2,208        52,180
  Changes in assets and liabilities:
    Increase in accounts receivable.........................     (35,103)      (34,121)
    Decrease (increase) in due from sale of "dial-up" access
     service................................................          --        69,810
    Decrease in other assets................................       2,767            --
    Increase in prepaid expenses and other assets...........      (8,322)       (6,190)
    Increase (decrease) in accounts payable.................      34,965       (15,875)
    (Decrease) increase in wages payable....................     (97,813)      131,941
    (Decrease) increase in accrued expenses.................     (42,872)       23,615
    (Decrease) increase in unearned Web design revenue......     (57,126)       30,180
    NET CASH USED IN OPERATING ACTIVITIES...................    (651,784)     (277,177)
CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of furniture and equipment.......................     (24,400)      (80,216)
  Proceeds from equipment disposals.........................       9,818         1,665
  Capitalization of software development costs..............    (190,206)           --
    NET CASH USED IN INVESTING ACTIVITIES...................    (204,788)      (78,551)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on capital lease obligations...........     (11,049)       (2,865)
  Net payments/borrowings under short-term debt
    arrangements............................................                   (34,973)
  Increase note payable shareholder.........................      10,000            --
  Increase note payable other...............................     370,000            --
  Decrease in shareholder advances payable..................     (13,071)           --
  Proceeds from issuance of common shares...................     195,000            --
  Proceeds from issuance of preferred shares................          --       437,500
  Net borrowings under long-term debt arrangements..........     300,000            --
    NET CASH PROVIDED BY FINANCING ACTIVITIES...............     850,880       399,662
NET INCREASE IN CASH........................................      (5,692)       43,934
CASH AT BEGINNING OF PERIOD.................................      46,362         2,428
CASH AT END OF PERIOD.......................................   $  40,670     $  46,362
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest................................................   $     776     $   5,786
  Non-cash financing activities:
    Conversion of preferred stock to common stock...........   $(542,500)           --
    Common stock issued for assets acquired.................   $   2,299            --

See notes to financial statements

                           CYTATION.COM INCORPORATED
                       SIX MONTHS ENDED DECEMBER 31, 1998

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position and the results of operations and cash flows. Certain prior year amounts have been reclassified to conform to the current period presentation.

     The financial statements and notes are presented as permitted by Form 10-Q and do not contain certain information included in the Company's annual financial statements and notes. The information included in this Form 10-Q should be read in conjunction with the financial statements and notes thereto for the year ended June 30, 1998 included in the Company's Form 8-K. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.

2. LONG-TERM DEBT

     During the period ended December 31, 1998 the Company entered into a short-term debt agreement totaling $300,000 which consists of a note payable to related party at a rate of 6% per annum payable upon maturity. The note is an unsecured and is due on August 1, 1999.

3. CAPITAL TRANSACTIONS

     On February 2, 1999 the Board of Directors voted to change the name of the Company from Stylex Homes, Inc. to Cytation.com Incorporated. The Board also voted to effectuate a one for two reverse stock split which became effective on February 25, 1999. The amendments were filed with the Department of State of the State of New York on February 8, 1999. The number of shares outstanding after the effective date of the stock split were 1,204,076, of which 1,004,076 were outstanding on December 31, 1998.

     On February 8, 1999 the directors of the Company voted to merge with Cytation Corporation, a Rhode Island corporation, under Section 904 of the New York Business Corporation Law. The effective date of the merger was March 5, 1999. Cytation.com Incorporated will continue as the surviving corporation.

     In accordance with the merger agreement, the shareholders of common stock of Cytation Corporation, a Rhode Island Corporation, received 5.765 shares of the common stock of Cytation.com Incorporated. Accordingly, 7,081,028 shares of Cytation.com Incorporated's common stock was issued as a result of this merger.

     The merger has been accounted for as "Recapitalization" as if Citation.com issued additional shares for the $233 of assets of Stylex Homes, Inc. All financial information is the historical cost basis of Citation.com.

     During 1998, the Company issued stock options to employees, which had not been exercised as of December 31, 1998. The total number of shares of common stock subject to employee options outstanding at December 31, 1998 was 1,246,324 shares. The Company records stock options in

                           CYTATION.COM INCORPORATED
                       SIX MONTHS ENDED DECEMBER 31, 1998

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

accordance with APB Opinion No. 25 and, accordingly, no amounts have been recorded in the financial statements. If the Company had used the fair value based method of accounting for the options, as prescribed by Statement of Financial Accounting Standards No. 123, compensation expense would have been recorded for approximately $972,846. Accordingly, the Company's pro forma net loss and loss per share would have been approximately $1,169,259 and $0.22 for the six months ended December 31, 1998.

     On September 1, 1998, the Corporation converted the 543 shares of outstanding preferred stock to 453,976 shares of common stock. In addition to the shares of commons stock, each preferred shareholder received stock warrants for additional common stock. At December 31, 1998, there were 453,976 stock warrants outstanding relating to the preferred stock conversion. Also, on September 1, 1997 the Corporation issued 32,000 warrants, which were not exercised as of December 31, 1998. At December 31, 1998, the Corporation had 638,456 warrants outstanding at an exercise price of $1.30 per share.

     During the period ended December 31, 1998, the Corporation issued stock to employees, which has been recorded as compensatory stock in accordance with APB Opinion No. 25. Approximately 1,447,015 shares were issued through the employee stock options, and compensation has been recorded in the financial statements for approximately $2,500. At the time of this transaction, management believed that the fair market value of the shares was .002 per share.

     During the period ended December 31, 1998, the Corporation issued stock to acquire software. Approximately 1,325,950 shares were issued to acquire these assets which have been recorded at $2,299.

     During the period ended December 31, 1998, the Corporation issued 374,725 shares of common stock for $195,000.

4. RELATED PARTIES

     In July 1998, the company owned 50% of the shares of Cytation Corporation, a Delaware corporation, which it previously did not own. The Delaware corporation incorporated in December 1997 as a joint venture between Web Services International, Inc. (a predecessor of the Company) and EER Systems, Inc. The primary activity of Cytation Corporation (Delaware) was the development of the Company's proprietary online, browser-based enterprise-wide training management operation system. The $500,000 of revenues for Roll Call Development reported in the year ended June 30, 1998 was from Cytation Corporation.

                           CYTATION.COM INCORPORATED
                        NINE MONTHS ENDED MARCH 31, 1999

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position and the results of operations and cash flows. Certain prior year amounts have been reclassified to conform to the current period presentation.

     The financial statements and notes are presented as permitted by Form 10-Q and do not contain certain information included in the Company's annual financial statements and notes. The information included in this Form 10-Q should be read in conjunction with the financial statements and notes thereto for the year ended June 30, 1998 included in the Company's Form 8-K. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.

2. LONG-TERM DEBT

     During the period ended December 31, 1998 the Company entered into a short-term debt agreement totaling $300,000 which consists of a note payable to related party at a rate of 6% per annum payable upon maturity. The note is an unsecured and is due on August 1, 1999.

3. CAPITAL TRANSACTIONS

     On February 2, 1999 the Board of Directors voted to change the name of the Company from Stylex Homes, Inc. to Cytation.com Incorporated. The Board also voted to effectuate a one for two reverse stock split which became effective on February 25, 1999. The amendments were filed with the Department of State of the State of New York on February 8, 1999. The number of shares outstanding after the effective date of the stock split were 1,204,076, of which 1,004,076 were outstanding on December 31, 1998.

     On February 8, 1999 the directors of the Company voted to merge with Cytation Corporation, a Rhode Island corporation, under Section 904 of the New York Business Corporation Law. The effective date of the merger was March 5, 1999. Cytation.com Incorporated will continue as the surviving corporation. In accordance with the merger agreement, the shareholders of common stock of Cytation Corporation, a Rhode Island Corporation, received 5.765 shares of the common stock of Cytation.com Incorporated. Accordingly, 7,081,028 shares of Cytation.com Incorporated's common stock was issued as a result of this merger representing 87% of the new company.

     The merger has been accounted for as "Recapitalization" as if Citation.com issued additional shares for the $233 of assets of Stylex Homes, Inc. All financial information is the historical cost basis of Citation.com.

     During 1998, the Company issued stock options to employees, which had not been exercised as of March 31, 1999. The total number of shares of common stock subject to employee options outstanding at March 31, 1999 was 1,246,324 shares. The Company records stock options in accordance with APB Opinion No. 25 and, accordingly, no amounts have been recorded in the financial statements. If the Company had used the fair value based method of accounting for the

                           CYTATION.COM INCORPORATED
                        NINE MONTHS ENDED MARCH 31, 1999

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

options, as prescribed by Statement of Financial Accounting Standards No. 123, compensation expense would have been recorded for approximately $972,846. Accordingly, the Company's pro forma net loss and loss per share would have been approximately $1,502,709 and $0.28 for the nine months ended March 31, 1999.

     On September 1, 1998, the Corporation converted the 543 shares of outstanding preferred stock to 453,976 shares of common stock. In addition to the shares of commons stock, each preferred shareholder received stock warrants for additional common stock. At December 31, 1998, there were 453,976 stock warrants outstanding relating to the preferred stock conversion. Also, on September 1, 1997 the Corporation issued 32,000 warrants, which were not exercised as of December 31, 1998. At December 31, 1998, the Corporation had 638,456 warrants outstanding at an exercise price of $1.30 per share.

     During the period ended December 31, 1998, the Corporation issued stock to employees, which has been recorded as compensatory stock in accordance with APB Opinion No. 25. Approximately 1,447,015 shares were issued through the employee stock options, and compensation has been recorded in the financial statements for approximately $2,500. At the time of this transaction, management believed that the fair market value of the shares was $.002 per share.

     During the period ended December 31, 1998, the Corporation issued stock to acquire software. Approximately 1,325,950 shares were issued to acquire these assets which have been recorded at $2,299.

     During the period ended December 31, 1998, the Corporation issued 374,725 shares of common stock for $195,000.

4. RELATED PARTIES

     In July 1998, the company owned 50% of the shares of Cytation Corporation, a Delaware corporation, which it previously did not own. The Delaware corporation incorporated in December 1997 as a joint venture between Web Services International, Inc. (a predecessor of the Company) and EER Systems, Inc. The primary activity of Cytation Corporation (Delaware) was the development of the Company's proprietary online, browser-based enterprise-wide training management operation system. The $500,000 of revenues for Roll Call Development reported in the year ended June 30, 1998 was from Cytation Corporation.

                          INDEPENDENT AUDITOR'S REPORT

Shareholders and Directors
Web Services International, Inc.
Middletown, Rhode Island 02842

     We have audited the accompanying balance sheet of Web Services International, Inc. as of June 30, 1998, and the related statement of operations, stockholders' deficit and cash flows for each of the years ended June 30, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Web Services International, Inc. as of June 30, 1998 and the results of its operations and its cash flows for each of the years ended June 30, 1998 and 1997 in conformity with generally accepted accounting principles.

                                      RADIN, GLASS & CO., LLP
                                      Certified Public Accountants

New York, New York
August 14, 1998, except for Note 10, as to which the date is July 15, 1999

                        WEB SERVICES INTERNATIONAL, INC.

                                 BALANCE SHEET

                                                               JUNE 30,
                                                                 1998
                                                              -----------
ASSETS
CURRENT ASSETS:
  Cash......................................................  $    46,362
  Accounts receivable, net of allowance for doubtful
     accounts of $30,000....................................       72,113
  Prepaid expenses and other assets.........................        9,877
     TOTAL CURRENT ASSETS...................................      128,353
FURNITURE AND EQUIPMENT, net of accumulated depreciation....      190,553
SOFTWARE DEVELOPMENT, net of accumulated amortization of
  $36,287...................................................       36,283
OTHER ASSETS................................................        3,000
                                                              $   358,189
LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable..........................................  $    35,988
  Accrued payroll -- officers...............................      216,709
  Accrued expenses..........................................       48,567
  Note payable shareholder..................................       45,000
  Shareholder advances payable..............................       13,071
  Unearned Web design revenue...............................       57,126
  Current portion of capital lease obligation...............        1,469
     TOTAL CURRENT LIABILITIES..............................      417,930
CAPITAL LEASE OBLIGATION....................................        9,580
SHAREHOLDERS' DEFICIT:
  Preferred shares, $1,000 stated value, $.001 par value,
     authorized 1,000 shares, issued and outstanding 543
     shares.................................................      542,500
  Common shares, $.001 par value, authorized 5,765,000
     shares, issued and outstanding 3,499,857 shares........          607
  Additional paid-in capital................................      993,365
  (Deficit).................................................   (1,605,793)
     TOTAL SHAREHOLDERS' DEFICIT............................      (69,321)
                                                              $   358,189

See notes to financial statements

                            STATEMENT OF OPERATIONS

                                                                      JUNE 30,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
NET REVENUES:
  Roll Call development.....................................  $  500,000    $       --
  Web site hosting..........................................     210,700        82,971
  Other revenues............................................     533,183       376,754
                                                              ----------    ----------
                                                               1,243,883       459,725
                                                              ----------    ----------
EXPENSES:
  Payroll, payroll taxes and related benefits...............   1,018,786       589,356
  Depreciation and amortization.............................      93,554        66,949
  Advertising...............................................      13,268       127,155
  Other expenses............................................     748,607       564,764
                                                              ----------    ----------
                                                               1,874,215     1,348,224
                                                              ----------    ----------
NET LOSS....................................................  $ (630,332)   $ (888,499)
                                                              ==========    ==========
NET LOSS PER SHARE..........................................  $    (0.18)   $    (0.29)
                                                              ==========    ==========
WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTATION.......   3,499,857     3,033,036
                                                              ==========    ==========

See notes to financial statements

                        WEB SERVICES INTERNATIONAL, INC.

             STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                                           TOTAL
                                   PREFERRED SHARES      COMMON SHARES      ADDITIONAL                 STOCKHOLDERS'
                                   -----------------   ------------------    PAID-IN                      EQUITY
                                   SHARES    AMOUNT     SHARES     AMOUNT    CAPITAL      (DEFICIT)      (DEFICIT)
                                   ------   --------   ---------   ------   ----------   -----------   -------------
Balance -- January 1, 1996
  (inception)....................    --     $     --          --    $ --     $     --    $        --     $      --
  Issuance of founder shares.....    --           --   1,975,158     343       20,057             --        20,400
  Issuance of shares for
    compensation.................    --           --     314,383      55       19,031             --        19,086
  Issuance of shares with debt...    --           --      49,325       9        2,817             --         2,826
  Net loss for the period........    --           --          --      --           --        (61,962)      (61,962)
                                    ---     --------   ---------    ----     --------    -----------     ---------
Balance -- June 30, 1996.........    --           --   2,338,866     406       41,905        (61,962)      (19,651)
  Issuance of shares with debt...    --           --      36,994       6        2,113             --         2,119
  Issuance of shares for
    compensation.................    --           --       9,512       2       12,373             --        12,375
  Issuance of shares to
    founder......................    --           --     422,684      73           --        (25,000)      (24,927)
  Issuance of warrants for
    compensation.................    --           --          --      --       14,931             --        14,931
  Sale of common shares, less
    expenses.....................    --           --     691,800     120      874,807             --       874,927
  Preferred issued...............   105      105,000          --      --       (4,945)            --       100,055
  Net loss for the period........    --           --          --      --           --       (888,499)     (888,499)
                                    ---     --------   ---------    ----     --------    -----------     ---------
Balance -- June 30, 1997.........   105      105,000   3,499,857     607      941,185       (975,461)       71,331
  Preferred issued...............   438      437,500          --      --           --             --       437,500
  Issuance of options for
    compensation.................    --           --          --      --       52,180             --        52,180
  Net loss for the period........    --           --          --      --           --       (630,332)     (630,332)
                                    ---     --------   ---------    ----     --------    -----------     ---------
Balance -- June 30, 1998.........   543     $542,500   3,499,857    $607     $993,365    $(1,605,793)    $ (69,321)
                                    ===     ========   =========    ====     ========    ===========     =========

See notes to financial statements

                        WEB SERVICES INTERNATIONAL, INC.

                            STATEMENT OF CASH FLOWS

                                                                    JUNE 30,
                                                              ---------------------
                                                                1998        1997
                                                              ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(630,332)  $(888,499)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................     93,554      66,949
     Net loss on equipment disposal.........................      8,061       3,033
     Issuance of shares, options and warrants as
      compensation..........................................     52,180      27,106
Changes in assets and liabilities:
  Increase in accounts receivable...........................    (34,121)    (37,992)
  Decrease (increase) in due from sale of "dial-up" access
     service................................................     69,810     (69,810)
  (Increase) decrease in prepaid expenses and other
     assets.................................................     (6,190)     13,518
  Increase in other assets..................................         --      (3,000)
  (Decrease) increase in accounts payable...................    (15,874)     49,863
  Increase in wages payable.................................    131,941      84,768
  Increase in accrued expenses..............................     23,615      24,952
  Increase in unearned Web design revenue...................     30,180      26,946
                                                              ---------   ---------
  NET CASH USED IN OPERATING ACTIVITIES.....................   (277,177)   (702,166)
                                                              ---------   ---------
CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of furniture and equipment.......................    (80,216)   (216,795)
  Proceeds from equipment disposals.........................      1,665      29,155
  Capitalization of software development costs..............         --     (72,570)
                                                              ---------   ---------
     NET CASH USED IN INVESTING ACTIVITIES..................    (78,551)   (260,210)
                                                              ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on capital lease obligations...........     (2,865)     (2,141)
  Net payments/borrowings under short-term debt
     arrangements...........................................    (34,973)    114,306
  Issuance of shares to founder.............................         --     (25,000)
  Proceeds from issuance of common shares...................         --     874,500
  Proceeds from issuance of preferred shares................    437,500          --
                                                              ---------   ---------
     NET CASH PROVIDED BY FINANCING ACTIVITIES..............    399,662     961,665
                                                              ---------   ---------
NET DECREASE IN CASH........................................     43,934        (711)
CASH AT BEGINNING OF PERIOD.................................      2,428       3,139
                                                              ---------   ---------
CASH AT END OF PERIOD.......................................  $  46,362   $   2,428
                                                              =========   =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
     Interest...............................................  $   7,579   $   5,786
                                                              =========   =========

See notes to financial statements

                        WEB SERVICES INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS
                            YEAR ENDED JUNE 30, 1998

1. BUSINESS

     Web Services International, Inc. (the "Company") was incorporated in Rhode Island in January 1996 to market and host various forms of content on the World Wide Web. In December 1997, the Company entered into a joint venture and related contract for the development of online training systems. Through June 30, 1997, the Company marketed to small and medium sized businesses the design, origination and hosting of Web sites on the Internet and various consulting, training, reselling and other services relating to the Internet. On July 1, 1998 the Company ceased that business (other than Web site hosting) and is now engaged in the business of providing online training and event administration services through proprietary Web delivery and database software systems.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a. Basis of Presentation -- The preparation of financial statements in accordance with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

     b. Furniture and Equipment -- Furniture and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets ranging from three to seven years for equipment, auto and furniture.

          Leasehold improvements are amortized over the term of the lease or the estimated life of the improvement, whichever is shorter. Whenever assets are sold or retired, their cost and related accumulated depreciation are removed from the appropriate accounts. Any gains and losses on dispositions are recorded in current operations.

     c. Software Development Costs -- The Company has capitalized software development costs, which totaled $36,283, net of accumulated amortization, at June 30, 1998. The capitalization of such costs and the related amortization is in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86.

     d. Fair Value of Financial Instruments -- The carrying amounts reported in the balance sheet for cash, trade receivables, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments as set forth in SFAS 107.

     e. Income Taxes -- The Company utilizes the liability method of accounting for income taxes as set forth in SFAS 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

                        WEB SERVICES INTERNATIONAL, INC.

                            YEAR ENDED JUNE 30, 1998

     f. Revenue Recognition -- Revenues from Web design services are recognized as such services are performed. Revenues from Web site hosting are recognized on a monthly basis.

     g. Employee Stock Options and Shares Issued for Services -- The Company accounts for employee stock transactions in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has adopted the proforma disclosure requirements of SFAS 123, "Accounting for Stock-Based Compensation." Accordingly, any excess of fair market value of stock issued to employees over exercise prices has been recorded as compensation expense and additional paid in capital.

          Shares issued for services of non-employees are recorded at estimated fair market value.

     h. Loss Per Share -- Loss per share is computed on the basis of weighted average number of common shares outstanding during the respective periods.

3. JOINT VENTURE AGREEMENT

     In December 1997, the Company entered into a joint venture agreement with EER Systems Inc., a supplier of systems design, development and integration capabilities specializing in flight, information and training systems to form Cytation Corporation. Simultaneously, the Company entered into a development agreement with Cytation Corporation, receiving $500,000 to develop certain software.

4. FURNITURE AND EQUIPMENT

     Furniture and equipment consist of the following at June 30, 1998:

                                                    ESTIMATED
                                                   USEFUL LIVES
                                                   ------------
Computer and office equipment....................       3          $177,072
Furniture and fixtures...........................       7            68,542
Leasehold improvements...........................       5            42,566
Auto under capital lease obligation..............       5            18,055
                                                                   --------
                                                                    306,235
Less accumulated depreciation....................                   115,682
                                                                   --------
                                                                   $190,553
                                                                   ========

                        WEB SERVICES INTERNATIONAL, INC.

                            YEAR ENDED JUNE 30, 1998

5. SHORT-TERM BORROWINGS

     Short-term debt due consists of the following at June 30, 1998:

Shareholder advances payable due on demand and non-interest
  bearing...................................................  $13,071
Note payable to Richard A. Fisher, due on demand and
  non-interest bearing......................................   45,000
                                                              -------
                                                              $58,071
                                                              =======

6. EQUITY PLACEMENTS AND OTHER FINANCING

     a. During the years ended June 30, 1997 and 1996, the Company issued $18,750 and $50,000 of debt with 36,994 and 49,325 shares, respectively. The amounts allocated to the shares have been recorded as debt discount and are being amortized.

     b. In February 1997, the Company completed a sale of 691,800 of its common shares at $1.30 per share. A portion of these shares was sold over the Internet.

     c. During the year ended June 30, 1997, the Company issued $105,000 of debt units consisting of promissory notes and stock purchase warrants ("Units"). The promissory notes are automatically convertible to shares of Series A 10% convertible preferred shares to be issued, $.001 par value with a stated value of $1,000 ("CPS") at such time as the Company's articles of incorporation is amended to authorize the issuance of the CPS. Each share of CPS is subject to mandatory and automatic conversion into the Company's common shares upon the effective date of an initial public offering of the Company's common shares or September 1, 1998, whichever occurs first.

     d. In July through November 1997, the Company issued approximately $438,000 of Units.

     e. In October 1997, the Company amended its articles of incorporation to change the aggregate number of shares the Company has authority to issue from 1,000,000 to 1,001,000, consisting of 1,000,000 shares of common stock, $.001 par value per share, and 1,000 shares of preferred stock. Thereafter, the board of directors of the Company authorized the issuance of the CPS, which was issued to the holders of the Units in cancellation of their promissory notes.

     f. Cumulative dividends of $100 per convertible preferred shares are payable quarterly, if declared. The Company has not declared any dividends at June 30, 1998.

     g. For disclosure purposes in accordance with SFAS No. 123, the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for

                        WEB SERVICES INTERNATIONAL, INC.

                            YEAR ENDED JUNE 30, 1998

          stock options granted during the year ended June 30, 1998, respectively: annual dividends of $0.00, expected volatility of 20.0%, risk-free interest rate of 5.7% and expected life of five years for all grants. The weighted-average fair value of the stock options granted during the year ended June 30, 1998 was $0.77.

          If the Company recognized compensation cost for the employee stock option plan in accordance with SFAS No. 123, the Company's pro forma net loss and loss per share would have been approximately, $672,000 and $0.19 in year ended June 30 1998.

7. COMMITMENTS/CONTINGENCIES

     a. In December 1996, the Company issued to Richard A. Fisher, a founder of the Company, 422,684 shares of stock and a note for $45,000 for the receipt of certain assets at an estimated fair value of $20,000. The assets received have been recorded at fair value; the excess of the note issued over the assets received has been recorded as a distribution. Simultaneously with this agreement, Mr. Fisher entered into a three-year employment contract. The remaining note payable balance at June 30, 1998, was $45,000.

     b. The Company entered into a five-year rental lease beginning October 1, 1996 and ending September 30, 2001. The future minimum rental payments to be made under noncancellable operating leases as of June 30, 1998 are as follows:

        1998-1999.....................................  $36,960
        1999-2000.....................................   40,560
        2000-2001.....................................   12,510
        2001..........................................      690

     c. The Company has received a letter from a shareholder requesting that the Company repurchase his shares of common stock. The Company does not believe it has any obligation to repurchase any shares of its common stock.

8. SALE OF "DIAL-UP" ACCESS SERVICE

     In April 1997, the Company sold its business of providing "dial-up" access service to Internet users. The sales price was $30,000, fixed and contingent future revenues based on the number of the Company's former "dial-up" customers and future radio advertising credits to be provided by the buyer. In May 1998, the Company began receiving the contingent monthly revenue payments and will continue to receive such payments through May 4, 1999. At June 30, 1998, no amount has been allocated to the contingent revenue estimated at approximately, $4,000 per month.

                        WEB SERVICES INTERNATIONAL, INC.

                            YEAR ENDED JUNE 30, 1998

9. INCOME TAXES

     The Company accounts for income taxes under SFAS 109, "Accounting for Income Taxes" which requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. At June 30, 1998, a valuation allowance was provided against the tax asset.

     The following table illustrates the source and status of the Company's deferred tax assets and (liabilities):

Net operating loss carryforward.............................  $ 420,000
Temporary differences.......................................    120,000
Valuation allowance.........................................   (540,000)
                                                              ---------
                                                              $      --
                                                              =========

     The provision for income taxes differs from the amount computed applying the statutory federal income tax rate to income before income taxes as follows at June 30,:

                                                   1998         1997
                                                 ---------    ---------
Income tax benefit computed at statutory
  rate.........................................  $(194,000)   $(333,043)
Tax benefit not recognized.....................    194,000      333,043
                                                 ---------    ---------
Provision for income taxes.....................  $      --    $      --
                                                 =========    =========

10. SUBSEQUENT EVENT

     The Company has agreed to acquire all the assets of Cytation Corporation, of which it is a fifty percent owner, in exchange for equity. The combined enterprises will operate as Cytation Corporation.

     On March 5, 1999 Cytation.com Incorporated (formerly Stylex Homes, Inc.) was acquired by Cytation Corporation through a "reverse merger" transaction, whereby each outstanding share of Cytation Corporation (formerly Web Services) was converted into 5.765 shares of Cytation.com Incorporated. The merger has been accounted for as a "Recapitalization" as if Cytation.com Incorporated issued additional shares of the $233 of assets of Stylex Homes, Inc.

     The number of common shares and the per share information of the Company have been adjusted to reflect the effects of the merger agreement.

                                   ECI, INC.

                                 BALANCE SHEETS
                     AS AT DECEMBER 31, 1998, 1997 AND 1996

                                                        1998          1997          1996
                                                     -----------   -----------   -----------
ASSETS
Current assets:
  Cash and cash equivalents........................  $     3,439   $     6,311   $     3,270
  Deferred charges.................................      101,750             0         1,058
                                                     -----------   -----------   -----------
     Total current assets..........................      105,189         6,311         4,328
Fixed assets, net..................................       54,384        49,314        54,085
Other assets.......................................        2,313         2,313         2,313
                                                     -----------   -----------   -----------
                                                     $   161,886   $    57,938   $    60,726
                                                     ===========   ===========   ===========
LIABILITIES AND STOCKHOLDERS' (DEFICIT)
Current Liabilities:
  Capital Lease Obligation -- current maturities...  $    63,320   $    34,540   $    15,453
  Notes payable -- current maturities..............      602,000        95,000             0
  Notes payable -- Officer.........................      479,500       410,000             0
  Accounts payable.................................      337,208       259,181        36,419
  Accrued interest.................................      126,033        13,142             0
  Accrued expenses.................................      167,946        75,000        27,928
                                                     -----------   -----------   -----------
          Total current liabilities................    1,776,007       886,863        79,800
                                                     -----------   -----------   -----------
Long-term Debt:
  Notes payable -- net of current maturities.......      742,878       742,878       700,000
  Accrued interest.................................      167,054        92,959        22,222
  Capital lease obligation -- net of current
     portion.......................................       33,082        31,844        39,696
                                                     -----------   -----------   -----------
                                                         943,014       867,681       761,918
                                                     -----------   -----------   -----------
STOCKHOLDERS' (DEFICIT):
  Common stock, $.01 par value; 200,000 authorized
     125,483 shares issued and outstanding.........        1,255         1,255         1,255
  Additional paid in capital.......................      794,542       794,542       794,542
  Accumulated deficit..............................   (3,352,932)   (2,492,403)   (1,576,789)
                                                      (2,557,135)   (1,696,606)     (780,992)
                                                     -----------   -----------   -----------
                                                     $   161,886   $    57,938   $    60,726
                                                     ===========   ===========   ===========

                                   ECI, INC.

                            STATEMENTS OF OPERATIONS
                FOR YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                        1998         1997         1996
                                                      ---------    ---------    ---------
Revenues............................................  $ 101,949    $ 115,270    $  88,488
                                                      ---------    ---------    ---------
COSTS AND EXPENSES:
  Payroll and related costs.........................    449,210      440,854      408,038
  Software development..............................     51,812       56,000        7,206
  Promotional materials.............................     49,686       21,659      105,124
  Depreciation and amortization.....................     30,842       23,221       13,136
  Rent..............................................     30,042       30,483       20,085
  Telephone.........................................     28,324       36,246       25,327
  Postage and shipping..............................     27,598       42,407       45,302
  Packaging materials...............................     16,080       55,474       78,852
  Maintenance.......................................     13,063       14,250       12,370
  Professional fees.................................     11,032       13,337       47,028
  Consulting fees...................................     10,164       67,017       11,930
  Travel............................................      7,872        6,088        7,009
  Office expense....................................      5,520        5,815        4,586
  Public relations..................................      5,433       45,699       33,358
  Supplies..........................................      5,222        4,706       16,706
  Other expenses....................................     18,657        3,660        3,805
  Outside services..................................      3,449       55,540       12,371
  Insurance.........................................      2,664        3,807        1,921
  Utilities.........................................      2,161        2,786        2,655
                                                      ---------    ---------    ---------
          Total costs and expenses..................    768,831      929,049      856,809
                                                      ---------    ---------    ---------
(Loss) from operations..............................   (666,882)    (813,779)    (768,321)
Interest expense....................................    193,647      101,835       25,247
                                                      ---------    ---------    ---------
Net Loss............................................  $(860,529)   $(915,614)   $(793,568)
                                                      =========    =========    =========

                                   ECI, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                FOR YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                          COMMON STOCK
                                       ------------------   ADDITIONAL                     TOTAL
                                        NUMBER      PAR      PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                       OF SHARES   VALUE     CAPITAL       DEFICIT        DEFICIT
                                       ---------   ------   ----------   -----------   -------------
Balance, December 31, 1995...........   125,483    $1,255    $819,638    $  (783,221)   $    37,672
Shareholder distributions............                         (25,096)                      (25,096)
Net Loss.............................                                       (793,568)      (793,568)
                                        -------    ------    --------    -----------    -----------
Balance, December 31, 1996...........   125,483     1,255     794,542     (1,576,789)      (780,992)
Net Loss.............................                                       (915,614)      (915,614)
                                        -------    ------    --------    -----------    -----------
Balance, December 31, 1998...........   125,483     1,255     794,542     (2,492,403)    (1,696,606)
Net Loss.............................                                       (860,529)      (860,529)
                                        -------    ------    --------    -----------    -----------
Balance, December 31, 1999...........   125,483    $1,255    $794,542    $(3,352,932)   $(2,557,135)
                                        =======    ======    ========    ===========    ===========

                                   ECI, INC.

                            STATEMENTS OF CASH FLOWS
                FOR YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                            1998         1997         1996
                                                          ---------    ---------    ---------
CASH FLOWS FROM OPERATIONS:
  Cash received from customers..........................  $ 101,949    $  96,820    $  88,488
  Cash paid to suppliers and employees..................   (668,766)    (634,936)    (782,697)
  Interest received.....................................          0            0        2,609
  Interest paid.........................................     (6,661)     (17,956)      (3,025)
                                                          ---------    ---------    ---------
                                                           (573,478)    (556,072)    (694,625)
                                                          ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payment received on contingent installment
     agreement..........................................          0            0       14,800
  Acquisition of property and equipment.................     (1,583)      (2,642)      (3,570)
                                                          ---------    ---------    ---------
                                                             (1,583)      (2,642)      11,230
                                                          ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Sale of computer equipment............................          0       18,450            0
  Proceeds of debt financing............................    576,500      547,878      700,000
  Payments on capital lease obligation..................     (4,311)      (4,573)      (8,175)
  Distributions to shareholders.........................          0            0      (25,096)
                                                          ---------    ---------    ---------
                                                            572,189      561,755      666,729
                                                          ---------    ---------    ---------
Net Increase (Decrease) in Cash.........................     (2,872)       3,041      (16,666)
Cash and cash equivalents -- beginning,.................      6,311        3,270       19,936
                                                          ---------    ---------    ---------
Cash and cash equivalents -- ending,....................  $   3,439    $   6,311    $   3,270
                                                          =========    =========    =========
Fixed assets acquired using financing lease.............  $  34,329    $  15,808    $  63,324
                                                          =========    =========    =========
RECONCILIATION OF NET LOSS TO CASH FLOWS FROM
  OPERATIONS:
NET LOSS:...............................................  $(860,529)   $(915,614)   $(793,568)
                                                          ---------    ---------    ---------
Adjustments to reconcile Net Loss to Cash Flows from
  Operations:
  Gain on sale of computer equipment....................          0      (18,450)           0
  Depreciation and amortization.........................     30,842       23,221       13,136
                                                          ---------    ---------    ---------
                                                             30,842        4,771       13,136
                                                          ---------    ---------    ---------
(INCREASE) DECREASE IN ASSETS:
  Accounts receivable...................................          0            0        2,609
  Deferred charges......................................   (101,750)       1,058       (1,058)
  Other assets..........................................          0            0       (2,313)
                                                          ---------    ---------    ---------
                                                           (101,750)       1,058         (762)
                                                          ---------    ---------    ---------
INCREASE (DECREASE) IN LIABILITIES:
  Accounts payable......................................     78,027      222,762       36,419
  Accrued interest......................................    186,986       83,879            0
  Accrued expenses......................................     92,946       47,072       50,150
                                                          ---------    ---------    ---------
                                                            357,959      353,713       86,569
                                                          ---------    ---------    ---------
Cash Flows from Operations..............................  $(573,478)   $(556,072)   $(694,625)
                                                          =========    =========    =========

                                   ECI, INC.

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     ECI, INC. (the "Company") was founded in 1991. The Company's primary product is CollegeLink, a software system which enables students to apply to their college choices, and enables the college to receive that application information electronically. In October 1993, the Company sold essentially all of its assets to Enrollment Technologies, Inc.

     In May 1996, the Company bought the business back through an arrangement wherein Enrollment Technologies, Inc. retained an interest for future considerations as part of the purchase agreement. Since reacquiring the business, the Company has encountered difficulty in achieving user acceptance of its products. On August 10, 1999, Cytation.com Incorporated acquired the Company. Substantially all the outstanding share of ECI, Inc. were exchanged for preferred and common shares of Cytation.com Incorporated.

     Prior to being acquired by Cytation.com Incorporated, all notes payable to investors and an officer were converted to common shares of ECI, Inc. Also, all outstanding stock purchase warrants and vested stock options were converted to common shares of ECI, Inc. at a price of $.01 per share.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Income Taxes

     The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in these financial statements.

Depreciation

     Depreciation is provided for on a straight-line basis using the estimated useful lives of the related assets. The Company's fixed assets, are comprised of office and computer equipment with estimated useful lives of three years (See
Note 2).

Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                   ECI, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

Advertising Costs

     The Company expenses advertising costs as incurred. Expenses for advertising production costs are expensed at the beginning of each years college application season which generally begins in the fall months.

Revenue Recognition

     Service revenues are recognized when the students' college application is processed. The Company requires payment at the time the application is processed.

Software Costs

     The Company defers charging software development costs to expense during the college application season when the software is utilized. During 1998, the Company incurred $152,750 for software used during the 1998-1999 college application season. $51,000 was charged to expense during 1998, and $101,750 of software development costs will be charged to expense during the latter half of the college application season (January-April 1999).

NOTE 2. FIXED ASSETS

     The Company's fixed assets consisted of:

                                                         1998      1997      1996
                                                       --------   -------   -------
Capitalized leases of office and computer
  equipment..........................................  $117,686   $81,774   $63,324
Computer equipment...................................     3,570     3,570     3,570
                                                       --------   -------   -------
                                                        121,256    85,344    66,894
Less accumulated depreciation........................    66,872    36,030    12,809
                                                       --------   -------   -------
Fixed assets, net....................................  $ 54,384   $49,314   $54,085
                                                       ========   =======   =======

NOTE 3. CAPITAL LEASE OBLIGATIONS

     The Company is leasing office and computer equipment with lease terms through June 2003. The capital lease obligations have been recorded in the accompanying financial statements at the present value of future minimum lease payments, discounted at annual interest rates ranging from 10.25% to 67.6%. The capital leases are secured by the related office and computer equipment, with original costs totaling $117,686, and net book values of $53,690, $47,430, and $51,011 at December 31, 1998, 1997 and 1996, respectively.

                                   ECI, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

     Future minimum lease payments under this capital lease, as of December 31, 1998, are as follows:

FOR THE YEAR ENDING DECEMBER 31,
--------------------------------
  1999......................................................  $ 62,788
  2000......................................................    15,898
  2001......................................................     9,498
  2002......................................................     9,498
  2003......................................................     4,479
                                                              --------
                                                               102,161
Less amount representing interest...........................    (5,759)
                                                              --------
Present value of minimum lease payments.....................  $ 96,402
                                                              ========

NOTE 4. NOTE PAYABLE -- CREDIT LINE

     This $125,000 note from Fleet National Bank accrues interest, and is payable monthly, at the Bank's Floating Prime Rate of Interest, which was 7.75% at December 31, 1998. This note matured on July 2, 1999, and is collateralized by the personal guarantee and assets of Theodore G. Johnson, a director of the Company.

NOTE 5. NOTES PAYABLE -- INVESTORS

     These investor notes accrued interest at a 12% annual rate. These notes were converted to shares of common stock of the Company, as discussed in Note 1. These notes included $215,000 in debt obligations due Theodore G. Johnson, a director of the Company.

NOTE 6. NOTES PAYABLE -- OFFICER

     These 17 notes from Gerald A. Paxton, totaling $479,500, accrue interest at a 12% annual rate.

NOTE 7. NOTES PAYABLE

     On May 16, 1996, the Company entered into a line of credit financing arrangement provided by USA Group. The credit facility is comprised of two notes totaling $742,878 as follows:

CREDIT NOTE I

     This note bears interest at the Base Rate of NBD Bank, N.A., Indianapolis, Indiana, plus 100 Basis Points. Principal and accrued interest is payable monthly over a fifteen-year amortization period beginning January 1, 2001. At December 31, 1998, this note accrued interest at an annual rate of 8.75%.

CREDIT NOTE II

     This note bears interest at the Base Rate of NDB Bank, N.A., Indianapolis, Indiana, plus 200 Basis Points. Accrued interest is payable monthly during the term of this note and the balance. Both

                                   ECI, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

principal and accrued interest is due on December 31, 2000. At December 31, 1998, this note accrued interest at an annual rate of 9.75%.

     These notes are secured by intellectual properties acquired from Enrollment Technologies, Inc. on May 16, 1996.

     Maturities of principal amounts due on these notes are as follows:

FOR THE YEAR ENDING DECEMBER 31,
--------------------------------
  1999......................................................  $    -0-
  2000......................................................   142,878
  2001......................................................    40,000
  2002......................................................    40,000
  2003......................................................    40,000
  Thereafter................................................   480,000
                                                              --------
                                                              $742,878
                                                              ========

NOTE 8. LEASE COMMITMENT

     The Company leases an office suite at 55 Green Street, Clinton, Massachusetts. The lease currently provides for monthly rentals of $2,313, and may be terminated with 30 days notice. Rent expense for the years ended December 31, 1998, 1997 and 1996, was $27,800, $27,800, and $20,085, respectively.

NOTE 9. STOCK OPTION PLAN

     The Company established the 1992 Stock Plan (the "Plan") which provides for the granting of incentive and non-qualified stock options to employees and other individuals performing services for the Company. The Board of Directors (the "Board") is responsible for the administration of the Plan. The Board determines the term of each option, option price, number of shares for which each option is granted, whether restrictions will be imposed on the shares subject to options, and the rate at which each option is exercisable. The exercise price for incentive stock options granted may not be less than 100% of the fair market value per share of the underlying common stock on the date granted (110% for options granted to holders of more than 10% of the voting stock of the Company). The Board shall determine the exercise price for non-qualified options.

     The terms of non-qualified stock options granted under the Plan generally cannot exceed ten years. The term of incentive stock options granted cannot exceed ten years (five years for options granted to holders of more than 10% of the voting stock of the Company).

     The Plan allows for issuance of up to 35,000 shares of common stock. At December 31, 1998, 4,778 shares were available for future grant.

                                   ECI, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

     A summary of the option activity under the Plan is as follows:

                                                              NUMBER OF
                                                               SHARES
                                                              ---------
Outstanding at December 31, 1995............................      -0-
Granted during 1996.........................................    3,910
Granted during 1997.........................................   15,250
Lapsed during 1997..........................................     -660
                                                               ------
Outstanding at December 31, 1997............................   18,500
Granted during 1998.........................................   11,022
                                                               ------
Outstanding at December 31, 1998............................   29,522
                                                               ======

     Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-based Compensation", requires the disclosure of pro forma information on the fair value of options to purchase stock, and the impact on earnings of any compensatory value associated with the difference in option grant prices and the fair value of the optioned stock shares. Management believes that it is virtually impossible to reasonably estimate the fair values of outstanding options to purchase common shares at December 31, 1998, and therefore has not disclosed information about such values, which would otherwise be required by SFAS No. 123.

NOTE 10. STOCK PURCHASE WARRANTS

     The Company granted stock purchase warrants to investors who provided debt financing described in Note 5. In aggregate, warrants for the purchase of 63,278 shares of the Company's $.01 par value common stock were granted. 611 warrants were granted for a share price of $20.45. 36,200 warrants were granted for a share price defined as "50% of the per share price paid by a major investor at the next equity financing". The remaining 26,467 warrants were granted for a share price equal to "100% of the per share price paid by a major investor at the next equity financing".

NOTE 11. LICENSE AGREEMENT

     The Company entered into a license agreement effective May 16, 1996, for an exclusive, royalty bearing, nontransferable license for certain software, know-how, and trademarks for CollegeLink and IntroApp intellectual properties. The initial license term expires on December 31, 2000, and the license agreement automatically renews for successive one-year terms thereafter.

     A license fee is payable as follows:

     a. For years ending through December 31, 2000, the license fee shall be equal to the lessor of (i) 9% of the net revenues earned by the Company, or (ii) the Company's net income for the year.

                                   ECI, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

     b. For the years ending December 31, 2001 and thereafter, the license fee shall be the lessor of the Company's net income, or the applicable percentage of net revenues as shown in the following table:

YEAR ENDING                                                   APPLICABLE
DECEMBER 31,                                                  PERCENTAGE
------------                                                  ----------
2001........................................................      12%
2002........................................................      11%
2003........................................................      10%
2004........................................................       9%
2005 and thereafter.........................................       8%

NOTE 12. RETIREMENT PLAN

     On July 12, 1996, the Company established a profit sharing plan and trust in accordance with Section 401(K) of the Internal Revenue Code. Company matching and non-matching contributions are determined annually by the Company's Board of Directors. The Company has not elected to make any matching or non-matching contributions to the plan.

NOTE 13. RELATED PARTY TRANSACTIONS

     As discussed in Notes 5 and 6, the Company has debt obligations from two related parties. Interest charges on those debt instruments totaled $74,261 and $26,980 for the years ended December 31, 1998 and 1997, respectively.

NOTE 14. GOING CONCERN

     The Company has incurred recurring operating losses since inception and has an accumulated deficit at December 31, 1998 of $3,352,932. Liabilities exceed assets by $2,557,135. These conditions indicate that unless the Company obtains substantial additional financing resources, the Company may not be able to continue operations. The accompanying financial statements do not include any adjustments to the financial statements that might be necessary should the Company be unable to continue as a going concern.

               PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The New York General Corporation Law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

     The Company's certificate of incorporation and bylaws provide that any person who was or is a party or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses, including attorney's fees, and held harmless by the Company to the fullest extent permitted by the New York General Corporation Law as the same exists or may hereinafter be amended. The indemnification rights conferred by the Company are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, the Company's certificate of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company is authorized to purchase and maintain insurance on behalf of its directors and officers.

     Additionally, the Company may pay expenses incurred by its directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, in advance of the final disposition of that action, suit or proceeding. However, such payment will be made only if the Company receives an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the Company, as authorized by its certificate of incorporation and bylaws.

     Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. The Company has procured a directors' and officers' liability and company reimbursement liability insurance policy that (a) insures directors and officers of the Company against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures the Company against losses (above a deductible amount) arising from any such claims, but only if the Company is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of its Articles of Organization or its By-Laws.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the sale of the shares are estimated as follows:

Securities and Exchange Commission registration fee........    $  1,312
Legal fees and expenses....................................    $ 20,000
Accounting fees and expenses...............................    $ 10,000
Printing expenses..........................................    $  5,000
Miscellaneous..............................................    $  5,000
          TOTAL............................................    $ 41,312

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following information is furnished with regard to all securities sold by the Company within the past three years which were not registered under the Securities Act.

ISSUANCES OF COMMON STOCK BY THE COMPANY

     On March 5, 1999 Cytation Corporation, a Rhode Island corporation, ("Cytation RI") was merged into the Company (the "Stylex Merger"). Pursuant to the Stylex Merger, each share of Common Stock of Cytation RI was automatically changed and converted into 5.25 shares of Common Stock of the Company. Also pursuant to the Stylex Merger, each option to purchase one share of Common Stock of Cytation RI was automatically converted and changed into an option to purchase 5.25 shares of the Company's Common Stock and each warrant to purchase one share of Common Stock of Cytation RI was automatically converted and changed into an option to purchase 5.25 shares of the Company's Common Stock

ISSUANCES OF PREFERRED STOCK BY THE COMPANY

     On April 2, 1999, the Company issued and sold 775,000 shares of Series A Convertible Preferred Stock for aggregate consideration of $3,100,000. Each of these 775,000 shares of Series A Convertible Preferred Stock will be converted into one share of the Company's Common Stock prior to any sales of Shares pursuant to this registration statement. The Common Stock issued pursuant to such conversions comprise some of the shares registered by this registration statement.

ISSUANCES OF COMMON STOCK AND PREFERRED STOCK BY THE COMPANY IN CONNECTION WITH THE ECI MERGER

     On August 10, 1999, ECI, Inc. ("ECI") merged (the "ECI Merger") into CollegeLink.com, Incorporated, a Delaware corporation and wholly-owned subsidiary of the Company. Pursuant to the ECI Merger, each share of Common Stock of ECI was automatically changed and converted into 550,809 shares of Common Stock of the Company and 234,771 shares of the Series B Convertible Preferred Stock of the Company.

     In connection with the ECI Merger, the Company, ECI and USA Group Noel-Levitz, Inc. ("USA Group") entered into a letter agreement in settlement of certain claims made by USA Group. Pursuant to this Letter Agreement, the Company issued and sold to USA Group 108,196 shares of the Common Stock of the Company and 45,000 shares of the Series B Convertible Preferred Stock of the Company.

GRANTS OF THE COMPANY'S STOCK OPTIONS.

     From December, 1998, the Company granted options to purchase an aggregate of 716,188 shares of its Common Stock, exercisable at a weighted average exercise price of $4.71 per share.

     The issuances described in this Item 26 were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering. No underwriters were engaged in connection with the foregoing issuances of securities, and no underwriting discounts or commissions were paid.

ITEM 27.  EXHIBITS

  EXHIBIT
    NO.                                DESCRIPTION
  -------                              -----------
    #2.1       Articles of Merger between the Company and Cytation
               Corporation, dated February 11, 1999;
    #2.2       Plan of Merger of the Company and Cytation Corporation dated
               February 11, 1999;
    x2.3       Articles of Merger between CollegeLink.com Incorporated and
               ECI, Inc., dated August 10, 1999;
    x2.4       Certificate of Merger of CollegeLink.com Incorporated and
               ECI, Inc. dated August 10, 1999
    x2.5       Agreement and Plan of Merger of the Company and ECI, Inc.,
               dated August 10, 1999;
    *3.1       Articles of Incorporation of the Company;
   ##3.2       Designation of Rights and Preferences for the Company's
               Series A Convertible Preferred Stock;
    x3.3       Certificate of Amendment of Cytation.Com Incorporated;
    *3.4       Bylaws of the Company;
    x4.2       Please see Exhibits 3.1 through 3.4 for provisions of the
               articles of incorporation and bylaws of the Company defining the rights of holders of the common stock of the company;
    +5.1       Opinion of Foley, Hoag & Eliot LLP;
  ##10.1       Series A Convertible Stock Purchase Agreement, dated April
               2, 1999, between the Company and Provident Life and Accident
               Insurance Company;
   x10.2       Escrow Agreement by and among the Company, Gerald A. Paxton,
               Thomas J. Burgess and Eastern Bank and Trust Company dated as of August 10, 1999
   x10.3       Registration Agreement by and among the Company, Gerald A.
               Paxton, Thomas J. Burgess and ECI, Inc. dated as of August
               10, 1999

  EXHIBIT
    NO.                                DESCRIPTION
  -------                              -----------
   x10.4       Consulting Agreement by and among the Company, Gerald A.
               Paxton and CollegeLink.com Incorporated dated as of August
               10, 1999
   x10.5       Letter Agreement by and among the Company, ECI, Inc. and USA
               Group Noel-Levitz, Inc. dated as of July 28, 1999.
   x10.6       Registration Rights Agreement by and among the Company and
               USA Group Noel-Levitz, Inc. dated as of July 28, 1999.
   x10.7       Lease by and between Victoria S. Tarsagian and Web Services
               International, Inc. dated as of July 29, 1996
   x21.1       List of Subsidiaries of the Company;
   x23.1       Consent of Foley, Hoag & Eliot LLP (included in Exhibit
               5.1);
   x23.2       Consent of Radin, Glass & Co., LLP;
   x23.3       Consent of Paolilli & Jarek, LLC;
   x24.1       Power of Attorney (Please See Signature Page)
   x27.1       Financial Data Schedule

-------------------------

x   Filed herewith.

+   To be filed by amendment.

* Incorporated by reference from the Registrant's Annual Report on Form 10KSB (S.E.C. File No. 0-5388) filed December 31, 1998.

# Incorporated by reference from the Registrant's Form 8-K, Current Report, filed March 18, 1999, and later amended on April 2, 1999.

## Incorporated by reference from the Registrant's Form 8-K, Current Report, filed April 27, 1999.

ITEM 28.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to:

          (1) File, during any period in which it offers or sells, a post-effective amendment to this Registration Statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

             (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

          (4) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or
     (4) of 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

          (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Middletown, The State of Rhode Island and Providence Plantations, on August 12, 1999.

                                          CYTATION.COM INCORPORATED

                                          By: /s/  Kevin J. High
                                             -----------------------------------
                                              Kevin J. High

                               POWER OF ATTORNEY

     We, the undersigned directors and/or officers of Cytation.com Incorporation (the "Company"), hereby severally constitute and appoint Edward F. Hayes and David A. Broadwin, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the registration statement on Form SB-2 filed with the Securities and Exchange Commission, and any and all amendments to said registration statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                             TITLE                  DATE
                  ---------                             -----                  ----
           /s/  Richard A. Fisher              Chairman of the Board     August 12, 1999
---------------------------------------------  and General Counsel
              Richard A. Fisher                (Principal Executive
                                               Officer)

             /s/  Kevin J. High                President and Director    August 12, 1999
---------------------------------------------
                Kevin J. High

                  SIGNATURE                             TITLE                  DATE
                  ---------                             -----                  ----
            /s/  Edward F. Hayes               Chief Financial Officer   August 12, 1999
---------------------------------------------  (Principal Financial
               Edward F. Hayes                 and Accounting Officer)

              /s/  Jai N. Gupta                Director                  August 12, 1999
---------------------------------------------
             Jai N. Gupta, Ph.D.

           /s/  Michael W. Bryant              Director                  August 12, 1999
---------------------------------------------
              Michael W. Bryant

              /s/  Mark Rogers                 Director                  August 12, 1999
---------------------------------------------
                 Mark Rogers

                               INDEX TO EXHIBITS

  EXHIBIT
    NO.                                DESCRIPTION
  -------                              -----------
    #2.1       Articles of Merger between the Company and Cytation
               Corporation, dated February 11, 1999;
    #2.2       Plan of Merger of the Company and Cytation Corporation dated
               February 11, 1999;
    x2.3       Articles of Merger between CollegeLink.com Incorporated and
               ECI, Inc., dated August 10, 1999;
    x2.4       Certificate of Merger of CollegeLink.com Incorporated and
               ECI, Inc. dated August 10, 1999
    x2.5       Agreement and Plan of Merger of the Company and ECI, Inc.,
               dated August 10, 1999;
    *3.1       Articles of Incorporation of the Company;
   ##3.2       Designation of Rights and Preferences for the Company's
               Series A Convertible Preferred Stock;
    x3.3       Certificate of Amendment of Cytation.Com Incorporated;
    *3.4       Bylaws of the Company;
    x4.2       Please see Exhibits 3.1 through 3.4 for provisions of the
               articles of incorporation and bylaws of the Company defining the rights of holders of the common stock of the company;
    +5.1       Opinion of Foley, Hoag & Eliot LLP;
  ##10.1       Series A Convertible Stock Purchase Agreement, dated April
               2, 1999, between the Company and Provident Life and Accident
               Insurance Company;
   x10.2       Escrow Agreement by and among the Company, Gerald A. Paxton,
               Thomas J. Burgess and Eastern Bank and Trust Company dated as of August 10, 1999
   x10.3       Registration Agreement by and among the Company, Gerald A.
               Paxton, Thomas J. Burgess and ECI, Inc. dated as of August
               10, 1999
   x10.4       Consulting Agreement by and among the Company, Gerald A.
               Paxton and CollegeLink.com Incorporated dated as of August
               10, 1999
   x10.5       Letter Agreement by and among the Company, ECI, Inc. and USA
               Group Noel-Levitz, Inc. dated as of July 28, 1999.
   x10.6       Registration Rights Agreement by and among the Company and
               USA Group Noel-Levitz, Inc. dated as of July 28, 1999.
   x10.7       Lease by and between Victoria S. Tarsagian and Web Services
               International, Inc. dated as of July 29, 1996
   x21.1       List of Subsidiaries of the Company;
   x23.1       Consent of Foley, Hoag & Eliot LLP (included in Exhibit
               5.1);
   x23.2       Consent of Radin, Glass & Co., LLP;
   x23.3       Consent of Paolilli & Jarek, LLC;

  EXHIBIT
    NO.                                DESCRIPTION
  -------                              -----------
   x24.1       Power of Attorney (Please See Signature Page)
   x27.1       Financial Data Schedule

-------------------------

x   Filed herewith.

+   To be filed by amendment.

* Incorporated by reference from the Registrant's Annual Report on Form 10KSB (S.E.C. File No. 0-5388) filed December 31, 1998.

# Incorporated by reference from the Registrant's Form 8-K, Current Report, filed March 18, 1999, and later amended on April 2, 1999.

## Incorporated by reference from the Registrant's Form 8-K, Current Report, filed April 27, 1999.